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                                                                   Exhibit 10.17


                                    AGREEMENT

        AGREEMENT dated May 1, 1998 between GENEVA STEEL (the "Company") and UNITED STEELWORKERS OF AMERICA, on behalf of Local Union 2701 hereinafter referred to as the "Union", providing for industrial relations at the Company's Geneva, Utah steel operations (the "Geneva Plant") and certain other matters as set forth herein.

                                    ARTICLE 1

                            APPLICATION OF AGREEMENT

SECTION 1 -- PURPOSE AND INTENT OF THE PARTIES.

        A. Matters of Employment: It is the intent and purpose of the parties hereto to set forth herein the agreement between them in respect to rates of pay, hours of work, and other conditions of employment in the Geneva Plant and certain other matters as set forth herein.

        B. Basis of Claims: The provisions of this Agreement constitute the sole procedure for the processing and settlement of any claim by an employee (as defined below) or the Union of the violation by the Company of this Agreement. As the representative of the employees, the Union may except as provided in
Article 16, Section 4.C. initiate and process grievances through the grievance procedure, including arbitration, in accordance with this Agreement, or adjust or settle the same.

        C. Administration: The representatives of the Company and the Union shall continue to provide each other with such advance notice as is reasonable under the circumstances on all matters of importance in the administration of the terms of the Agreement, including changes or innovations affecting relations between the parties.

        D. Nondiscrimination: It is and shall be the policy of the Company and the Union that the provisions of this Agreement shall be applied to all employees and applicants without regard to race, color, religious creed, national origin, sex, age, disability, Veteran or special disable Veteran status, or membership in the Union.

SECTION 2 -- UNIT COVERAGE.

        A. Membership: The bargaining unit at the Geneva Plant, and the term "employee(s)" as used herein, shall include all production, maintenance, pipe mill, quarry and certain salaried clerical and technical employees of the Company for whom the Union is currently certified by the National Labor Relations Board as the exclusive collective-bargaining representative, and shall exclude all executives, office employees, managers, division managers, area managers, foremen, shift managers, supervisors, draftsmen, timekeepers, watchmen and guards, full-time first-aid and safety employees, and all similar or other jobs not currently included in the bargaining unit. The



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term "Geneva Plant" shall not include the 40" blooming mill, and the structural mill which have been shut down.

        B. Dispute of Coverage: Any difference which shall arise between the Company and the Union as to whether or not an individual employee is or is not included within the bargaining unit shall be handled as a grievance in accordance with the procedures set forth in Article 16 hereof.

SECTION 3 -- CONTRACTING OUT

        The parties recognize the seriousness of the problems associated with contracting out of work both inside and outside the Plant and have accordingly agreed as follows:

        The Parties have existing rights and contractual understandings with respect to contracting out. In addition, the following provisions shall be applicable to all contracting out issues subject to, and arising on or after the effective date of this Agreement.

A. Basic Prohibition: In determining whether work should be contracted out or accomplished by the bargaining unit, the guiding principle is that work capable of being performed by Bargaining Unit employees shall be performed by such employees. Accordingly, the Company will not contract out any work for performance inside or outside the Plant unless it demonstrates that such work meets one of the following exceptions:

B.      Exceptions:

        1.     Work in the Plant

               a. Production, service, all maintenance and repair work, all installation, replacement and reconstruction of equipment and productive facilities, other than that listed in Subparagraph B1.b. below, all within a Plant, may be contracted out if (i) the consistent practice has been to have such work performed by employees of contractors and
                      (ii) it is more reasonable (within the meaning of paragraph C below) for the Company to contract out such work than to use its own employees.

               b. Major new construction including major installation, major replacement and major reconstruction of equipment and productive facilities, at the Plant may be contracted out. A project shall be deemed major so as to fall within the scope of this exception if it is shown by the Company that the project is of a grander or larger scale when compared to other projects bargaining unit forces at the Plant are normally expected to do. Such comparison should be made in light of all relevant factors. However, in making such comparison, there shall be no bundling of historically distinct

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                      projects into single projects of major new construction
                      (including major installation, major replacement and major reconstruction of equipment and production facilities) nor any compression of historically distinct projects into a continuous time period.

                      As regards the term "new construction" above, except for work done on equipment or systems pursuant to a manufacturer's warranty, work that is of a peripheral nature to major new construction, including major installation, major replacement and major reconstruction of equipment and production facilities and which does not concern the main body of work shall be assigned to employees within the bargaining unit unless it is more reasonable to contract out such work taking into consideration the factors set forth in Paragraph C or it is otherwise mutually agreed. For purposes of this provision, the term "work of a peripheral nature" may in certain instances include, but not be limited to demolition, site preparation, road building, utility hook-ups, pipe lines and any work which is not integral to the main body.

        2.     Work Outside the Plant

               a. Should the Company contend that maintenance or repair work to be performed outside the Plant or work associated with the fabricating of goods, materials or equipment purchased or leased from a vendor or supplier should be excepted from the prohibitions of this Section, the Company must demonstrate that it is more reasonable (within the meaning of paragraph C below) for the Company to contract for such work (including the purchase or lease of the item) than to use its own employees to perform the work or to fabricate the item.

                      Notwithstanding the above, the Company may purchase standard components or parts or supply items, produced for sale generally ("shelf items"). No items shall be deemed a standard component or part or supply item if (i) its fabrication requires the use of prints, sketches or manufacturing instructions supplied by the Company or at its behest or it is otherwise made according to Company specifications or (ii) it involves the purchase of motors, transmissions, convertors or other items under a core exchange, replacement or trade-in transaction (whether or not title to the unit passes to the vendor/purchaser as part of the transaction).

               b. Production work may be performed outside the Plant only where the Company demonstrates that it is unable because of lack of capital to invest in necessary equipment or facilities, and that it has a continuing

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                      commitment to the steelmaking business. In determining
                      whether there is capital to invest in particular equipment or facilities, the Company is entitled to make reasonable judgments about the allocation of scarce capital resources among its Plants represented by the Union and their supporting facilities.

        3.     Mutual Agreement

               Work contracted out by mutual agreement of the parties pursuant to Paragraph G below.

C. Reasonableness: In determining whether it is more reasonable for the Company to contract out work, rather than use its own employees, the following factors shall be considered:

        1.     Whether the bargaining unit will be adversely impacted.

        2. The necessity for hiring new employees shall not be deemed a negative factor except for work of a temporary nature.

        3.     Desirability of recalling employees on layoff.

        4. Availability of qualified employees (whether active or on layoff) for a duration long enough to complete the work.

        5.     Availability of adequate qualified supervision.

        6. Availability of required equipment either on hand or by lease or purchase, provided that either the capital outlay for the purchase of such equipment, or the expense of leasing such equipment, is not an unreasonable expenditure in all the circumstances at the time the proposed decision is made.

        7. The expected duration of the work and the time constraints associated with the work.

        8. Whether the decision to contract out the work is made to avoid any obligation under the collective bargaining agreement or benefits agreements associated therewith.

        9. Whether the work is covered by a warranty necessary to protect the Company's investment. For purposes of this subparagraph, warranties are intended to include work performed for the limited time necessary to make effective the following seller guarantees:


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               a.     Manufacturer guarantees that new or rehabilitated
                      equipment or systems are free of errors in quality, workmanship or design.

               b. Manufacturer guarantees that new or rehabilitated equipment or systems will perform at stated levels of performance and or efficiency subsequent to installation.

                      Warranties are commitments associated with a particular product or service in order to assure that seller representations will be honored at no additional cost to the Company. Long term service contracts are not warranties for the purposes of this subparagraph.

        10. In the case of work associated with leased equipment, whether such equipment is available without a commitment to use the employees of outside contractors or lessors for its operation and maintenance.

        11. Whether, in connection with the subject work or generally, the Local Union is willing to waive or has waived restrictive working conditions, practices or jurisdictional rules (all within the meaning of "local working conditions" and the authority provided by this Agreement).

D.      Contracting Out Committee:

               1. A regularly constituted committee consisting of not more than four persons (except that the committee may be enlarged to six persons by local agreement), half of whom shall be members of the bargaining unit and designated by the Union in writing to the Management, shall attempt to resolve problems in connection with the operation, application and administration of the foregoing provisions.

               2. In addition to the requirements of Paragraph E below, such committee may discuss any other current problems with respect to contracting out brought to the attention of the committee.

               3.     Such committee shall meet at least one time each month.

E. Notice and Information: Before the Company finally decides to contract out an item of work as to which it claims the right to contract out, the Union committee members will be notified. Except as provided in Paragraph J below (Shelf Item Procedure) such notice will be given in sufficient time to permit the Union to invoke the Expedited Procedure described in Paragraph H below, unless emergency situations prevent it. Such notice shall be in writing and shall be sufficient to advise the Union members of the committee of the location, type, scope, duration and timetable of the work to be performed so that the Union members of the committee

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can adequately form an opinion as to the reasons for such contracting out. Such notice shall generally contain the information set forth below:

        1.     Location of work.

        2.     Type of work:

               a.     Service
               b.     Maintenance
               c.     Major Rebuilds
               d.     New Construction

        3.     Detailed description of the work.

        4.     Crafts or occupations involved.

        5.     Estimated duration of work.

        6. Anticipated utilization of bargaining unit forces during the period.

        7.     Effect on operations of work not completed in timely fashion.

        Within ninety (90) days following the effective date of this agreement, representatives of the parties shall develop a form notice for the submission of the information described above. Either the Union members of the committee or the Company members of the committee may convene a prompt meeting of the committee. Should the Union committee members believe a meeting to be necessary, they shall so request the Company members in writing within five (5) days (excluding Saturdays, Sundays and holidays) after receipt of such notice and such a meeting shall be held within three (3) days (excluding Saturdays, Sundays and holidays) thereafter. The Union members of the committee may include in the meeting the Union representative from the area in which the problem arises. At such meeting, the parties should review in detail the plans for the work to be performed and the reasons for contracting out such work. Upon their request, the Union members of the committee will be provided any and all relevant information in the Company's possession relating to the reasonableness factors set forth in Paragraph C above. Included among the information to be made available to the committee shall be the opportunity to review copies of any relevant proposed contracts with the outside contractor. This information will be kept confidential. The Company members of the committee shall give full consideration to any comments or suggestions by the Union members of the committee and to any alternative plans proposed by Union members for the performance of the work by bargaining unit personnel. Except in emergency situations, such discussions, if requested shall take place before any final decision is made as to whether or not such work will be contracted out.


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        Should the Company committee members fail to give notice as provided above, then not later than thirty (30) days from the date of the commencement of the work a grievance relating to such matter may be filed under the complaint and grievance procedure. Should it be found in the arbitration of a grievance alleging a failure of the Company to provide the notice or information required under this Paragraph E that such notice or information was not provided, that the failure was not due to any emergency requirement, and that such failure deprived the Union of a reasonable opportunity to suggest and discuss practicable alternatives to contracting out, the Arbitrator shall have the authority to fashion a remedy, at his discretion, that he deems appropriate to the circumstances of the particular case. Such remedy, if afforded, may include earnings and benefits to grievants who would have performed the work, if they can be reasonably identified.

F. Remedy for Repeated Notice Violations: Notwithstanding any other provision of this Agreement, where, at a particular Plant, it is found that the Company (i) committed violations of Paragraph E that demonstrate willful conduct in violation of the notice provision or constitutes a pattern of conduct of repeated violations or (ii) violated a cease and desist order previously issued by an Arbitrator in connection with a violation of paragraph E the Arbitrator may, as circumstances warrant, fashion a suitable remedy or penalty.

G. Mutual Agreement and Disputes: The committee may resolve the matter by mutually agreeing that the work in question either shall or shall not be contracted out. Any such resolution shall be final and binding but only as to the matter under consideration and shall not affect future determinations under this Section.

        If the matter is not resolved, or if no discussion is held, the dispute may be processed further (i) by filing a grievance relating to such matter under the complaint and grievance procedure described in the Labor Agreement; or (ii) by submitting the matter to the Expedited Procedure set out in Paragraph H below.

H. Expedited Procedure: In the event that either the Union or Company members of the committee request an expedited resolution of any dispute arising under this Section, except Paragraph J (Shelf Item Procedure), it shall be submitted to the Expedited Procedure in accordance with the following:

        1. In all cases except those involving day-to-day maintenance and repair work and service, and emergency situations, the Expedited Procedure shall be implemented prior to letting a binding contract.



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        2.     Within three (3) days (excluding Saturdays, Sundays and holidays)
               after either the Union or Company members of the committee determine that the committee cannot resolve the dispute, either party (Chairman of the Grievance Committee in the case of the Local Union and the Manager of Labor Relations in the case of the Company) may advise the other in writing that it is invoking this Expedited Procedure.

        3. An expedited arbitration must be scheduled within three (3) days (excluding Saturdays, Sundays and holidays) of such notice and heard at a hearing commencing within five (5) days (excluding Saturdays, Sundays and holidays) thereafter. The arbitrator selected from the Arbitration Panel shall hear the dispute and, if the arbitrator selected is not available to hear the dispute within five (5) days, another arbitrator shall be selected from the Arbitration Panel.

        4. The arbitrator must render a decision within forty-eight (48) hours (excluding Saturdays, Sundays and holidays) of the conclusion of the hearing. Such decision may be cited as a precedent by either party in any future contracting out disputes.

        5. Notwithstanding any other provision of this Agreement, any case heard in the Expedited Procedure before the work in dispute was performed may be reopened by the Union in accordance with this paragraph if such work, as actually performed, varied in any substantial respect from the description presented in arbitration, except where the difference involved a good faith variance as to the magnitude of the project. The request to reopen the case must be submitted within seven (7) days of the date on which the Union knew or should have known of the variance and shall contain a summary of the ways in which the work as actually performed differed from the description presented in arbitration. As soon as practicable after receipt of a request to reopen, an arbitration hearing date shall be scheduled. In a case reopened pursuant to this paragraph, the Arbitrator shall determine whether the work in dispute, as it actually was performed, violated the contracting out provisions and, if so, the remedy. The prior decision regarding the subject work shall be considered in the determination and given weight in the subsequent dispute, except to the extent that it relied on an erroneous description.

I. Contractors Testifying in Arbitration: No testimony offered by an outside contractor may be considered in any proceeding alleging a violation of these provisions unless the party calling the contractor provides the other party with a copy of each contractor document to be offered at least forty-eight (48) hours (excluding Saturdays, Sundays and holidays) before commencement of that hearing.



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J.      Shelf Item Procedure:

        1. No later than July 1, 1998, and, except as provided herein, annually thereafter, the Company shall provide the Union members of the committee with a list and description of anticipated ongoing purchases of each item which the Company claims to be a shelf item within the meaning of Paragraph B (2) a above. If the Union members of the committee so request, the list shall not include any item included on a previous list where the status of the items, as of that time, has been expressly resolved. Within sixty (60) days of the submission of the list, either the Union members of the committee or the Company members may convene a prompt meeting of the committee to discuss and review the list of items and, if requested, the facts underlying the Company's claim that such items are shelf items.

        2. The committee may resolve the matter by mutually agreeing that the item in question either is or is not a shelf item. With respect to any item as to which the Union members of the committee agree with the Company's claim that it is a shelf item, the Company shall be relieved of any obligation to furnish a contracting out notice until the June 1 next following such agreement and thereafter, if the Union has requested that a resolved item be deleted from the shelf item list in accordance with Paragraph J (1).

        3. If the matter is not resolved, any dispute may be processed further by filing, within thirty (30) days of the date of the last discussion, a grievance in Step Three (3) of the complaint and grievance procedures as described in the labor agreement. Except as provided in Paragraph J (5) such a grievance shall include all items in dispute. However, where a number of items raise the same or similar issues, those items may be grouped in a single class or category.

        4. An item which the Company claims to be a shelf item, but which was not included on the list referred to above because no purchase was anticipated, shall be listed and described on a contracting out notice provided to the Union not later than the regularly scheduled meeting of the contracting out committee next following purchase of the item. Thereafter, the parties shall follow the procedures set forth in paragraphs (2) and (3) above.

        5. The Union may file a grievance in accordance with Paragraph G or H of these provisions with respect to any unresolved item of maintenance, repair work or work associated with the fabrication of goods, material or equipment performed outside the Plant notwithstanding the inclusion of such item on the shelf item list previously furnished to the Union by the Company, provided such grievance is filed within thirty (30) days of the date on which the Union knew or should have known of the performance of the work.

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K. Annual Review: Commencing on or before September 1, 1998 and on or before
September 1 of each year thereafter the Company committee members shall meet with the Union committee members for the purpose of (i) reviewing all work whether inside or outside the Plant which the Company anticipates may be performed by outside contractors or vendors at some time during the following Twelve (12) months, (ii) determining such work which should be performed by Bargaining Unit employees and (iii) identifying situations where the elimination of restrictive practices would promote the performance of any such work by Bargaining Unit employees. The Union committee members shall be entitled in conducting this study to review any current or proposed contracts concerning items of work performed for the Company by outside contractors and vendors and shall keep such information confidential. By no later than November 1, 1998 and November 1 of each year thereafter the Local Union and Company committee members shall jointly prepare a written report recording the results of this review. Specifically, the report should list (a) all items of work which the parties agree will be performed by Bargaining Unit employees during the following twelve
(12) calendar months, (b) all items of work which the parties agree should be performed by outside contractors and vendors, and (c) those items on which the parties disagree. If the parties disagree, the report will state the reason for such disagreements.

L. District Director/Company Union Relations Representative:It is the intent of the parties that the members of the joint plant contracting out committee shall engage in discussions of the problem involved in this field in a good faith effort to arrive at mutual understanding so that disputes and grievances can be avoided. If either the Company or the Union members of the committee feel that this is not being done, they may appeal to the District Director of the Union who has jurisdiction of the Plant in question and the appropriate representative of the Company Headquarters for review of the complaint about the failure of the committee to properly function. Such appeal shall result in prompt investigation by the District Director or his designated representative and the Company's Union Relations Representative for such review. This provision should in no way affect the rights of the parties in connection with the processing of any grievance relating to the subject of contracting out.

M. The amount of overtime that has been worked by the employees or that may be worked by the employees shall not be used as a justification for contracting out.

SECTION 4 -- SUPERVISION.

        Supervisors at the plant shall not perform work on a job normally performed by an employee; provided, however, this provision shall not be construed to prohibit supervisors from performing the following types of work:

               1.     Experimental work.


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               2.     Demonstration work performed for the purpose of
                      instructing and training employees.

               3. Work required of the supervisors by emergency conditions which if not performed might result in interference with operations, bodily injury, or loss or damage to material or equipment; and

               4. Work which under the circumstances then existing, would be unreasonable to assign to an employee.

        Work which is incidental to supervisor duties on the job normally performed by a supervisor, even though similar to duties found in jobs in the bargaining unit, shall not be affected by this provision.

        If a supervisor performs work in violation of this Section 4 and the employee who otherwise would have performed this work can reasonably be identified, or in the event that the employee who otherwise would have performed the work cannot be identified, the employee who initiated the grievance, the Company shall pay such employee the applicable Regular Hourly Wage for the time involved or for four (4) hours, whichever is greater.

                                    ARTICLE 2

                        RECOGNITION AND UNION MEMBERSHIP

SECTION 1 -- EXCLUSIVE BARGAINING AGENT.

        Subject to the provisions of the National Labor Relations Act, the Company recognizes the Union as the exclusive representative of all of the Bargaining Unit employees for the purposes of collective bargaining with respect to rates of pay, hours of employment, or other conditions of employment.

SECTION 2 -- UNION MEMBERSHIP AND CHECKOFF.

        A. The Company will checkoff monthly dues, assessments and initiation fees each as designated by the International Secretary-Treasurer of the Union, as initiation or membership dues in the Union, on the basis of individually signed voluntary checkoff authorization cards on forms agreed to by the Company and the Union.

        B. At the time of employment, new employees will be provided the opportunity to voluntarily execute an authorization for the check off of Union dues, as they may or may not elect, on the form agreed upon. A copy of such authorization card for the checkoff of Union dues shall be forwarded to the Financial Secretary of the Local Union along with the membership application of such employee.

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        C. New checkoff authorization cards other than those provided for by
Paragraph B above will be submitted to the Company on summary lists through the Financial Secretary of the Local Union as executed by new employees.

        D. Deductions on the basis of authorizations cards submitted to the Company shall commence with respect to dues for the month in which the Company receives such authorization card or in which such card becomes effective, whichever is later. Dues for a given month shall be deducted from the first pay closed and calculated in the succeeding month.

        E. In cases of earnings insufficient to cover deduction of dues, the dues shall be deducted from the next pay in which there are sufficient earnings, or a double deduction may be made from the first pay of the following month, provided, however, that the accumulation of dues shall be limited to two (2) months. The International Secretary-Treasurer of the Union shall be provided with a list of those employees for whom a double deduction has been made.

        F. The Union will be notified of the reason for non-transmission of dues in case of layoff, discharge, resignation, leave of absence, sick leave, retirement, death, or insufficient earnings.

        Unless the Company is otherwise notified, the only Union membership dues to be deducted for payment to the Union from the pay of the employee who has furnished an authorization shall be the monthly Union dues. The Company will deduct initiation fees when notified by notation on the lists referred to in Paragraph C of this Section, and assessments as designated by the International Secretary-Treasurer.

        G. The Company will implement the dues checkoff provisions of this Collective Bargaining Agreement in accordance with the Constitution of the International Union pursuant to reasonable instructions to be supplied by the Union.

        H. The Union shall indemnify and save the Company harmless against any and all claims, demands, suits or other forms of liability that shall arise out of or by reason of action taken or not taken by the Company for the purpose of complying with any of the provisions of this Section, or in reliance on any list, notice or assignment furnished under any of such provisions.

                                    ARTICLE 3

                                  RATES OF PAY

SECTION 1 -- STANDARD HOURLY WAGE SCALE.

        A. Wage Rates: The standard hourly wage scale rate for each job shall be as set forth in Appendix A of this Agreement and is recognized as the established regular rate of pay for all



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hours of work. As used in this Agreement, the term "Regular Hourly Wage" shall mean the regular hourly wage rates set forth in Appendix A, without adjustment for overtime, premiums or shift differentials.

        B. Apprentice Training: At such time as all trade and craft job descriptions are agreed to and installed, a joint committee not to exceed four
(4) members, two (2) each from the Company and the Union, shall be formed to develop an apprentice training program. The committee will be responsible for such things as composing the course curriculum, defining training periods, and coordinating with educational institutions. Apprentice vacancies will be posted at the Step 3 level and awarded consistent with Article 8, Seniority.

        C. Job Classifications: All jobs shall be described and classified by Management. The job description and classification for each job in effect shall continue in effect unless (1) Management changes the job content (requirements of the job as to the training, skill, responsibility, effort and working conditions) to the extent of one (1) full job class or more; (2) the job is terminated or not occupied during a period of one (1) year; or (3) the description and classification are changed by the mutual agreement of the officially designated representative of the Company and the Union. The Local Union Rate Committee will be involved in the development and implementation of all new job classifications and job descriptions. The Plant Union Committee and Management shall discuss and determine the accuracy of all job descriptions. The Union shall be responsible for the filing of grievances in a timely fashion (30 days).

        All jobs shall be described and classified by Management, taking into account, without being bound by, the information set forth in the manual for job classifications of production and maintenance jobs dated August 1, 1971.

SECTION 2 -- SHIFT DIFFERENTIALS

        A. Wage Differential: For hours worked on the afternoon shift, there shall be paid a premium rate of $.18 per hour. For hours worked on the night shift, there shall be a paid premium rate of $.27 per hour.

        B.     Applicable Hours:

               1. For the purpose of applying the aforementioned shift differentials, an employee will be paid the shift differential for all hours that are worked on the afternoon shift at the afternoon shift rate of pay and/or the night shift at the night shift differential rate (as the case may be).

               2. Shift differential shall be paid for allowed time or reporting time when the hours for which payment is made would have called for a shift differential if worked.

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        C.     Shifts:Shifts shall be identified in accordance with the
               following:

               1. Day Shift includes all hours worked between the hours of 8:00 a.m. and 4:00 p.m.

               2. Afternoon Shift includes all hours worked between the hours of 4:00 p.m. and 12:00 midnight.

               3. Night Shift includes all hours worked between the hours of 12:00 midnight and 8:00 a.m.

SECTION 3 -- SUNDAY PREMIUM

        An employee shall be paid a premium of 1-1/4 times his Regular Hourly Wage as defined in Paragraph 1A above for all hours worked on Sunday which are not paid for on an overtime basis. For the purpose of this provision, Sunday shall be deemed to be the twenty-four (24) hours beginning with the shift-changing hour nearest to 12:01 a.m. Sunday.

                                    ARTICLE 4

                           HOURS OF WORK AND OVERTIME

SECTION 1 -- NORMAL HOURS OF WORK.

        A. The normal workday shall be eight (8) hours of work in a twenty-four
(24) hour period. The hours of work shall be consecutive. The normal work pattern shall be five (5) consecutive workdays beginning on the first of any seven (7) consecutive-day period. The seven (7) consecutive-day period is a period of 168 consecutive hours and may begin on any day of the calendar week and extend into the next calendar week. On shift changes, the 168 consecutive hours may become 152 consecutive hours depending upon the change in the shift. A work pattern of less or more than five (5) workdays in the seven (7) consecutive-day period shall not be considered as deviating from the normal work pattern provided the workdays are consecutive. The Company and the Union may agree to a regular work schedule which is not in accordance with this Paragraph 1A, however, any such schedule shall be deemed as normal hours of work.

        B. Schedules: All employees shall be scheduled on the basis of the normal work pattern except where; (a) such schedules regularly would require the payment of overtime; (b) deviations from the normal work pattern are necessary because of breakdowns or other matters beyond the control of Management; or (c) schedules deviating from the normal work pattern are established by agreement between plant management and the grievance committee. Schedules showing employees' workdays shall be posted or otherwise made known to employees in accordance with the prevailing practices but no later than Thursday of the week preceding the calendar week in which the schedule becomes effective unless otherwise provided by local agreement. Management will establish a procedure, where such does not already exist, affording any employee whose last scheduled turn ends prior to the posting of his schedule for the following week, an opportunity to obtain information relating to his next scheduled turn. This procedure will also be applicable with respect to employees returning from vacation. Schedules may be changed by Management at any time provided, however, that any changes made after Thursday of the week preceding the calendar week in which the changes are to be effective shall be explained at the earliest practicable time to the grievance committeemen of the employee affected; and provided further that, with respect to any such schedules, no changes shall be made after Thursday except for breakdowns or other matters beyond the control of Management. Should changes be made in schedules contrary to this paragraph so that an employee is laid off and does not work on a day that he was scheduled to work, he shall be deemed to have reported for work on such day and shall be eligible for reporting allowance in accordance with the provisions of Section 5 of this Article 4. Should changes be made in schedules contrary to the provisions in Paragraph B (Schedules) so that an employee is laid off on any day within the five (5) scheduled days and is required to work on what would otherwise have been the sixth or seventh workday in the schedule on which he was scheduled to commence work, the employee shall be paid for such sixth or seventh day worked at overtime rates in accordance with Article 4, Section 3D.

        C. Definition of Terms: The payroll week shall consist of seven (7) consecutive days beginning at 12:01 a.m. Sunday or at the turn-changing hour nearest to that time. The workday for the purposes of this Section is the twenty-four (24) hour period beginning with the time the employee begins work, except that a tardy employee's workday shall begin at the time it would have begun had he not been tardy. The regular rate of pay shall mean the hourly rate which the employee would have received for the work had it been performed during non overtime hours.

        D. Guarantee of Hours: The above provisions of this Section shall not be construed as guaranteeing to any employee any number of hours of work per day or per week. Employees shall not be guaranteed any number of hours of work except to the extent provided in Section 5 of this Article 4.

SECTION 2 -- STARTING TIME.

        The starting time of regular turns at the Geneva Plant shall be determined from time-to-time by Management, and Management shall make a positive effort to give notice of any change in any such starting time.

SECTION 3 -- CONDITIONS UNDER WHICH OVERTIME RATES SHALL APPLY.

        Overtime at the rate of 1-1/2 times the regular rate of pay shall be paid for in the following order:

        A. Hours worked in excess of eight (8) hours in a workday except as provided in "E" below.

        B. Hours worked in excess of forty (40) hours in a payroll week.

        C. Hours worked on the sixth or seventh workday in a payroll week during which work was performed on five (5) other workdays.

        D. Hours worked on the sixth or seventh workday of a seven (7) consecutive-day period during which the first five (5) days were worked, whether or not all of such days fall within the same payroll week, except when worked pursuant to schedules mutually agreed to as provided for in Subsection A; provided, however, that no overtime will be due under such circumstances unless the employee notifies his foreman of a claim for overtime within a period of one
(1) week after such sixth or seventh day is worked and provided further that on shift changes the seven (7) consecutive-day period of 168 consecutive hours may become 152 consecutive hours depending upon the change in the shift. Payment of overtime rates shall not be duplicated for the same hours worked, but the higher of the applicable rates shall be used. Hours compensated for at overtime rates shall not be counted further for any purpose in determining overtime liability.

        E. Employees may be provided with an opportunity to work a nontraditional schedule of four (4) twelve-hour days on and four (4) twelve-hour days off or four (4) ten-hour days on and four (4) ten-hour days off (or such other nontraditional schedule as the Company and Union may mutually agree to). In such cases, employees who are to be covered by such a schedule may request a vote to determine whether the schedule proposed by Management is to be implemented. Should two-thirds of employees vote to approve the schedule, it will be implemented, subject to thirty (30) days written notice of cancellation by the Union. Nothing in this Section 3E shall be construed as restricting Management's right at any time to replace these schedules with a schedule based on the normal work pattern.

The following rules shall apply to the payment of overtime, holiday and premium pay to employees:

               1. Overtime compensation at the rate of one and one-half times the regular rate of the job worked shall be paid for hours worked in excess of the agreed to hours scheduled on any wok day, but in any event overtime shall be paid for hours worked over forty (40) in a payroll week.

               2. Shift differential will be paid consistent with the provisions of Article 3, Section 2 of this Agreement.

               3. Funeral and jury/witness pay shall be paid according to the hours of work scheduled on the eligible days.

               4. An unworked Holiday that falls on one (1) of the employee's regularly scheduled days shall generate the equivalent number of hours of pay as was scheduled on the Holiday. An unworked Holiday that falls on an unscheduled day shall generate eight (8) hours of pay at the Regular Hourly Wage Rate. All hours actually worked on a Holiday shall be compensated in accordance with Article 5, Section 2B of the Agreement.

               5. Employees working a non-traditional schedule will not be required to work more that sixteen (16) hours in a twenty-four (24) hour period. To aid in this commitment, covered employees should make every effort to cover vacancies created by sickness or absenteeism.

               6. Covered employees will be permitted to schedule their vacations from days off to days off rather than on a calendar week basis.

        Except as expressly provided for above, all other rules and procedures relating to the payment of overtime, holiday and premium pay, as contained in this Agreement shall apply regardless of whether an employee is working an eight
(8) hour shift or more than eight (8) hours.

        F.     Overtime

               1. The parties recognize that schedules that regularly require overtime over extended periods are undesirable and should not be used solely for the purpose of preventing the recall of laid-off or demoted employees.

                2. When employees qualified to perform the work could be recalled because it is reasonably foreseeable that there will be work for such employees for a period of two (2) or more weeks, and Management determines that such work should nevertheless be done on an overtime basis instead of recalling such employees, it will first notify the Union and, upon the request of the appropriate grievance committeeman, will discuss its reasons and review with him any suggested alternative in an effort to reach a mutually satisfactory solution. Such discussions and review will constitute full compliance with the requirements of this Section.

               3. Nothing in Subsection 1 and 2 above shall prejudice any other rights which may exist under any other provision of the agreement, nor affect local agreements existing as of the date of this Agreement

               4. Where local agreements with respect to the distribution of overtime do not presently exist, the local plant management and the local union grievance committee should conclude promptly an agreement providing for the most equitable overtime distribution consistent with the efficiency of the operation.

SECTION 4 -- HOLIDAY LIABILITY.

        Hours compensated at overtime rates shall not be counted further for any purpose in determining overtime liability under the same or any other provision of this Agreement; provided, however, that a holiday whether worked or not, shall be counted for purposes of computing overtime liability under this Article.

SECTION 5 -- REPORTING PAY.

        If an employee shall be required by Management to report for regularly-scheduled or call-out work on any day and he shall report at the time and place he was required to report, he shall be paid a minimum of four (4) hours pay at the Regular Hourly Wage which would have been applicable had he worked such four (4) hours in the assignment for which he was required to report. If there is no work available on the job for which the employee was scheduled or called out, the employee shall be paid at such Regular Hourly Wage for which the employee was scheduled or called out, provided such employee shall accept other job assignments for which he is qualified or forfeit the reporting pay provided herein.

SECTION 6 -- ABSENTEEISM.

        Whenever an employee has just cause for reporting late or absenting himself from work, he shall, whenever practicable, give notice as far in advance as possible to his supervisor or through another person or system to be designated by the Company to receive such notice.

                                    ARTICLE 5

                                    HOLIDAYS

SECTION 1 -- DAYS.

        Whenever used in this Agreement the term "holiday" means one of the following days:

        1998                                       1999
        ----                                       ----

        New Year's Day                             New Year's Day
        Memorial Day                               Good Friday
        July 4th                                   Memorial Day
        July 24th                                  July 4th
        Labor Day                                  July 24th
        Thanksgiving                               Labor Day
        Christmas Eve                              Thanksgiving
        Christmas Day                              Christmas Eve
                                                   Christmas Day


        2000                                       2001
        ----                                       ----

        New Year's Day                             New Year's Day
        Memorial Day
        July 4th
        July 24th
        Labor Day
        Thanksgiving
        Christmas Eve
        Christmas Day
        (1) To Be Determined

        If any of such holidays shall fall on a Sunday, the following Monday (and not such Sunday) shall be observed as such holiday. For purposes of this Article, a holiday shall be deemed to be the twenty-four (24) hours beginning with the shift-changing hour nearest to 12:01 a.m. on the day of the holiday.

SECTION 2 -- HOLIDAY PAY.

        A. An eligible employee who does not work on a holiday shall be paid eight (8) times the employee's Regular Hourly Wage, which shall mean the hourly rate which the employee would have received for the work had it been performed during regular, non-overtime hours; provided, however, that if an eligible employee is scheduled to work on any such holiday, but fails to report and perform his scheduled or assigned work, he shall become ineligible to be paid for the unworked holiday, unless he has failed to report or perform such work because of verified sickness or because of a death in the immediate family (father, mother, father-in-law, mother-in-law, son-in-law, daughter-in-law, children, brothers, sisters, spouse or grandparents) or similar good cause approved in advance by the Company.

        B. An employee who has worked thirty (30) shifts since his last hire and who actually works on a holiday shall be paid for all time worked at an overtime rate of 2-1/4 times the Regular Hourly Wage of the job worked.

        C. As used in this Article, an eligible employee is one who:

               1.     Has worked thirty (30) shifts since his last hire;

               2. Performs work or is on vacation in the pay period in which the holiday is observed; and

               3. Works both on his last scheduled work day prior to and on his first scheduled work day following the day on which the holiday is observed, unless excused.

SECTION 3 -- VACATION AND HOLIDAY PAY.

        An eligible employee who would otherwise be entitled to pay for an unworked holiday and who shall be scheduled pursuant to the provisions of
Article 6 to take a vacation during a period when the holiday occurs, shall be paid for the unworked holiday in addition to his vacation pay.

                                    ARTICLE 6

                                    VACATIONS

SECTION 1 -- VACATION BENEFITS.

        An eligible employee who has attained the years of continuous service indicated in the following table in any subsequent calendar year during the continuation of this Agreement shall receive a vacation corresponding to such years of continuous service, as shown in the following table:

        Years of Service                    Weeks of Vacation
        ----------------                    -----------------

        1 year but less than 3                     1
        3 years but less than 10                   2
        10 years but less than 17                  3
        17 years but less than 25                  4
        25 years or more                           5

SECTION 2 -- EMPLOYEE ELIGIBILITY.

        To be eligible for a vacation in a calendar year during the term of this Agreement, the employee must:

        A. Have one (1) year or more of continuous service; and

        B. Not have been absent from work for six (6) consecutive months or more in the preceding calendar year; except that in the case of an employee who completes one (1) year of continuous service in the vacation calendar year, he shall not have been absent from work for six (6) consecutive months or more during the twelve (12) months following the date of his original employment; provided, that an employee with more than one (1) year of continuous service who, in any year, shall be ineligible for a vacation by reason of the provisions of this paragraph as a result of an absence on account of layoff or illness shall receive one (1) week's vacation with pay in such year if he shall not have been absent from work for six (6) consecutive months or more in the twelve (12) consecutive calendar months next preceding such vacation. Any period of absence of an employee while absent due to a compensable industrial disability or military service in the year in which he incurred such disability, shall be deducted in determining the length of period of absence from work for the purpose of Article 6, Section 2. The period of a scheduled vacation taken by an employee while he is on layoff shall be deducted in determining the length of the period of absence from work during such layoff for the purposes of this Paragraph B.

        Any employee, even though otherwise eligible under this Article, forfeits the right to receive vacation benefits under this Article if he quits, retires, or is discharged prior to January 1 of the vacation year.

        For purposes of calculating vacation benefits, continuous service shall include credit for previous employment by United States Steel Corporation ("USS") at the Geneva Plant and shall date from the later of (1) the date of first employment or (2) date of re-employment following a break in continuous service.

        Should an active employee die on or before June 30 in any calendar year, his estate will be compensated for any unexpended vacation earned in that year in addition to half of the succeeding year's vacation entitlement. Should the death occur after June 30, his estate will again be entitled to any unexpended vacation as well as full vacation entitlement for the succeeding year.

SECTION 3 -- SCHEDULING OF VACATIONS.

        Vacations will, so far as practicable, be granted at times most desired by employees (longer service employees being given preference as to choice); but the final right to allot vacation periods and to change such allotments is exclusively reserved to the Company in order to insure the orderly operation of the plant. As soon as possible after January 1st of each year, the Company shall post a vacation schedule. In case the Company desires to schedule regular vacations for employees eligible during a shutdown period instead of in accordance with the previously established vacation schedule, the Company will give affected employees not less than forty-five (45) days notice of such intent; in the absence of such notice, an affected employee shall have the option to take his regular vacation during the shutdown period, or to be laid off during the shutdown and to take his regular vacation at the previously scheduled time. Management agrees to keep the vacation groupings the same as they were for the 1998 vacation year. In the event the conditions change which may affect the vacation groupings (i.e. combining lines of progression, jobs, etc.), the Union agrees to discuss changing the groupings to insure the efficient operation of the plant.

SECTION 4 -- VACATION PAY COMPUTATION.

        Each employee granted a vacation will be paid at his average rate of earnings per hour for the prior calendar year. Average rate of earnings per hour shall be computed by:

        A. Totaling (1) pay received for all hours worked (total earnings excluding premium of overtime, holiday, Sunday, and shift differential), (2) vacation pay including pay in lieu of vacation, and (3) pay for unworked holidays, and

        B. Dividing such earnings by the total of (1) hours worked, (2) vacation hours paid for, including hours for which pay in lieu of vacation was paid, and
(3) unworked holiday hours which were paid for.

        Hours of vacation pay for each vacation week shall be the average hours per week worked by the employee in the prior calendar year. Any weeks not having thirty-two (32) hours of actual work shall be excluded from the calculation. Average hours per week worked shall be computed by dividing such hours by the number of such weeks in which thirty-two (32) or more hours were worked.

        The minimum number of hours paid for each week of vacation shall be forty (40) and the maximum number of hours paid for each week of vacation shall be forty-eight (48).

        The calendar week containing New Year's Day may be taken as a week of vacation for either the year preceding New Year's Day or the year in which New Year's Day falls, except when New Year's Day falls on Sunday, provided such vacation week has been scheduled as vacation in accordance with this Section. If the Comapny in its sole discretion schedules a shutdown of any operation during the calendar week containing Christmas Day, any employee who is not scheduled to work due to the shutdown in such week and who has completed his vacation entitlement for that year may elect to reschedule a week of vacation for which the employee has qualified and will be entitled in the following calendar year into the shutdown week; provided, however, that vacation pay for such vacation week, calculated as though the week were scheduled and taken in the next following year will be paid on the regular payday for the pay period in which the shutdown vacation falls; and provided further that no vacation pay for a vacation rescheduled hereunder will be paid to an employee who quits, retires, dies, or is discharged prior to January 1st of the year from which the shutdown vacation was rescheduled. In the application of this paragraph when the basis for calculation of an employee's vacation pay for the following calendar year is not available, his vacation payment hereunder shall be made on the basis for calculation of his vacation pay in the current calendar year with appropriate adjustment to be made when the basis for the following calendar year becomes available.

        Where an employee transfers from one (1) seniority unit to another subsequent to January 1st in any given year, he shall take his vacation in accordance with the schedule established in his old seniority unit except as orderly operations of his new seniority unit preclude it. He shall not be entitled to have any vacation schedule previously established in his new seniority unit changed because of his entry into that unit; should there be a conflict between the transferred employee and an employee in the unit, the employee in the unit shall retain his preference in competition with the transferred employee regardless of continuous service.

                                    ARTICLE 7

                                PRIOR USS SERVICE

        Except as otherwise provided in this Agreement, in calculating continuous service under any provision of this Agreement, prior United States Steel Corporation ("USS") continuous service shall be counted.

                                    ARTICLE 8

                                    SENIORITY

SECTION 1 -- UNITS.

        Seniority shall be applied in the following departments:

COKE PLANT DEPARTMENT

        Coke and Coal Chemicals Products
        Coke and Coal Chemicals Maintenance

BLAST FURNACE DEPARTMENT

        Iron and Sinter Production
        Blast Furnace Maintenance

Q-BOP DEPARTMENT

        Steel Producing
        Steel Producing Maintenance
        Foundry

ROLLING MILL DEPARTMENT

        45" & 132" Rolling Mills, Pipe Mill and Finishing
        Rolling Mill Maintenance

CENTRAL MAINTENANCE AND TRANSPORTATION

        Central Maintenance
        Transportation and Yards

UTILITIES DEPARTMENT

        Utilities
        Utilities Maintenance

CASTER DEPARTMENT

        Caster Production
        Caster Maintenance

KEIGLEY QUARRY

        Keigley Quarry Products
        Keigley Quarry Maintenance

CLERICAL AND TECHNICAL

        Accounting
        Business Planning
        Quality Assurance
        Geneva Maintenance

Each seniority unit shall have its own seniority listing. All lines of progression, including identification of entry level positions, shall be established by mutual agreement. Should the Company and the Union fail to agree at the department level, the disputed line of progression will be referred to the parties responsible for grievance resolution at the second step. Should they be unable to agree, the Union may process the dispute to arbitration.

SECTION 2 -- SENIORITY COMPUTATION.

        For the purposes of this Article 8, seniority shall be based upon Geneva Plant continuous service, which shall include prior continuous service with USS, and with the Company, at the Geneva Plant. In the event of a tie, the employee with the lowest badge number will be given the highest seniority standing.

SECTION 3 -- FACTORS AFFECTING SENIORITY.

        In the promotion of employees to non-supervisory positions, and for the purpose of demotions or layoff in connection with decreasing the work force, and for the purpose of recalling to work of employees so laid off, the following factors shall be considered, and if factors B and C are relatively equal, length of continuous service shall govern:

        A. Length of continuous service;

        B. Ability to perform the work;

        C. Physical fitness.

Determination of these factors shall be subject to grievance.

SECTION 4 -- PROMOTION TO SUPERVISORY POSITIONS AND UNION LEAVE OF ABSENCE.

        A. SUPERVISORY POSITION: An employee who removes himself from the bargaining unit by accepting a permanent job outside the bargaining unit shall lose all seniority status in the bargaining unit.

        B. TEMPORARY ASSIGNMENT:

               a. An employee who accepts a temporary job assignment or temporary management position outside the bargaining unit shall not lose any seniority status in the bargaining unit provided such assignment does not exceed a total of one (1) year and such additional days as may be mutually agreed to by the Company and the Union. After completing one (1) year on a job assignment outside the bargaining unit, or such additional time period as mutually agreed upon, a Bargaining Unit employee must work at least four (4) consecutive weeks (excluding vacation and sick leave) on a position consistent with his seniority rights within the bargaining unit before that individual may again be assigned outside of the bargaining unit without loss of seniority.

               b. Employees assigned to temporary positions will be identified as such on the weekly schedules in their home department.

               c. Should an employee accept a temporary job assignment or temporary management position outside the bargaining unit, he will become ineligible to compete inside the bidding procedures for either permanent or temporary vacancies which may become available within the bargaining unit during the period such employee has accepted such assignment or position.

                      Any temporary job assignment outside the bargaining unit other than a temporary management position shall be limited to a six (6) month time limit unless mutually agreed to.

               d.     Such temporary foreman assignments shall be limited to:
                      (i) a foreman position resulting from increases in operating requirements over and above normal levels (not to exceed one (1) year unless mutually agreed to); (ii) the short-term absence of a foreman for reasons such as sickness, jury duty or vacation; and (iii) twenty-first turn coverage on continuous operations.

               e. Employees will be assigned as temporary foremen on a weekly basis (except in the case of twenty first turn coverage on continuous operations) and will not work in the bargaining unit during the week in which they are assigned as temporary foremen. Employees will not be assigned as temporary foremen merely as a means of retaining them in employment or of recalling them for layoff at a time when the application of their bargaining unit seniority would not otherwise result in their retention in employment.

               f. An employee assigned as a temporary foreman will not issue discipline to employees, provided that this provision will not prevent a temporary foreman from relieving an employee from work for the balance of the turn for alleged misconduct. An employee will not be called by either party in the grievance procedure or arbitration to testify as a witness regarding any events involving discipline which occurred while the employee was assigned as a temporary foreman.

        C. UNION LEAVE: Leave of absence for a maximum of four (4) years will be granted to members of the Union selected to work full time for the Union in an official capacity, and the seniority of such employee shall be unbroken by such leave of absence. Upon written request by the District Director, United Steelworkers of America, and approval of the equivalent of the Company's Vice President for Human Resources, or their respective designated representative, leave of absence without loss of seniority will be granted.

SECTION 5 -- BREAK IN SERVICE.

        An employee's continuous service shall be broken and prior employment not counted when:

        A. The employee voluntarily quits;

        B. The employee is discharged with just cause;

        C. The employee is terminated because he fails to promptly return when recalled from layoff or to respond within three (3) working days of the date a recall notice is delivered by (certified) mail to the employee's last address of record. In the event the recall involved an anticipated continuous employment period of two (2) weeks or less, the employee upon execution of a written waiver with the Company may refuse recall and remain on layoff. The recall waiver shall remain in effect until such time as either the employee revokes the waiver or he is recalled by the Company for an anticipated continuous employment period greater than two (2) weeks.

        D. The employee is absence due to layoff or disability for more than forty-eight (48) months; provided, however, absence due to a compensable disability incurred during the course of employment shall not break continuous service if such employee returned to work within thirty (30) days after final payment of statutory compensation for such disability or after the end of the period used in calculating a lump-sum payment, as the case may be.

SECTION 6 -- SENIORITY OF UNION OFFICERS.

        Each member of the Grievance Committee and each employee who at the time shall be the President or Vice President of the Union shall, for their respective terms of office, have top seniority rights within his seniority unit for the purposes of layoffs in connection with decreasing the work force within such unit; provided, however, that such person shall not be retained in the employ of the Company unless work which such person can perform is available in such unit. Retention at work in accordance with this Section shall not enable such employee to claim relative seniority status in excess of that which he otherwise would have had prior to such retention. The local President and Chairman of the Grievance Committee shall have top seniority rights within the Plant to work which they can perform.

SECTION 7 -- INCUMBENCY.

        An employee who bids and has been assigned and regularly worked on a permanent vacancy, and who has not voluntarily relinquished his rights to such job, has incumbency rights on that job over other employees who have not held and regularly worked that job on a permanent basis. When an employee is displaced from his incumbent position due to a reduction in force and bids and accepts another job within the plant, he does not waive his rights to the incumbent position he held prior to being forced reduced. At the time the incumbent position from which he has been forced reduced becomes available, he must elect to return to that position when scheduled or give up all rights of incumbency on that job. If the employee elects to return to his previous incumbency, he waives all rights to the second position. The only time an employee will be allowed to hold two incumbencies is when he is force reduced from his original incumbency. At no time will an employee be allowed to hold incumbency rights on more than two positions. For training purposes, Management may reassign employees to their former incumbent positions for up to ninety (90) days during which time the employee will be paid the higher rate of the job he held when recalled or his former incumbent position.

SECTION 8 -- REDUCTION IN FORCE.

        Demotions, layoffs and other reductions in force shall be made in descending job sequence within his line of progression recognizing current and former incumbency rights within each seniority unit, starting with the highest affected job, and with the employee on such job having the least length of Plant service. The Company shall not be obliged to provide training (other than deminimus reorientation) to employees in a reduction of force in order to continue retention rights. Sequence on recall of employees so laid off shall be in the reverse order.

SECTION 9 -- PERMANENT VACANCY AND TRANSFER RIGHTS.

        When a permanent vacancy exists, the following procedures shall apply:

        A. Step 1: Permanent vacancies within a seniority unit shall be filled from within the first step of competition in the line of progression below or above the job being filled. Each succeeding vacancy in the line of progression shall be filled in the same manner.

        B. Step 2: Any vacancy not filled in accordance with the Step 1 bidding procedure shall be posted in the department for a period of ten (10) days. The employees of the department shall be eligible to bid for said vacancy with first preference given to employees in the seniority unit of the vacancy. An employee who transfers under this step shall have the right to return to the position from which he transferred or the Company may return him to his former job because he cannot meet the requirements of the job, within five (5) days from the date of transfer. When an eligible employee accepts the position, he shall be ineligible to bid again for a period of nine (9) months. The Company will send a copy of the notice to the Union and will also provide the names of the bidders and the person receiving the job. If an employee accepts the position, he shall be ineligible to transfer again within nine (9) months. If an employee rejects the position at the time he is notified that he is a successful bidder, the nine (9) month ineligibility period will not apply. Should he initially accept the position and subsequently reject the bid, exercises his five (5) day return right or refuse transfer, the nine (9) month transfer restriction shall apply from the date of return or rejection. Prior to notification, an employee may at any time remove their name from the bid sheet. If after being awarded and accepting a position, a vacancy is posted during the nine (9) month ineligibility period and such position would represent a promotion of two job classes or more over the employee's current incumbent position, the employee may bid on such position consistent with the provisions of this paragraph.

        C. Step 3: A Step 3 notice of an available job opening(s) will be posted on a plant-wide basis simultaneously with the Step 2 posting. The Step 3 posting will inform employees of the job(s) which may be available if not filled at the Step 2 level. The job posting will provide employees with an opportunity to place their names on the Step 3 bid sheet prior to the time the Step 3 bid is closed. The Step 3 bid sheets located in the Human Resources Building will be closed at the time the Step 2 bid expires. If the position(s) is not filled at the Step 2 level, the resulting vacancy shall be filled on a plant-wide basis from the Step 3 bid sheet. When a vacancy is to be filled from the Step 3 bid sheet, the designated human resources representative will notify the appropriate employee and inform him of their selection. An employee who transfers under this Step shall have the right to return to the seniority unit from which he transferred or the Company may return him to his former unit because he cannot meet the requirements of the job, within fourteen (14) days from the date of transfer. If an employee is selected and accepts the position he shall be ineligible to transfer again within one (1) year. If an employee elects not to transfer at the time he is notified that he is a successful bidder, the one (1) year ineligibility period will not apply. Should he initially accept the position and subsequently reject the bid, exercise his fourteen (14) day return right or refuse transfer, the one (1) year transfer restriction shall apply from the date of return or rejection. The Company will send a copy of the notice to the Union and will also provide the names of the bidders and the person receiving the job.

        D. An employee who is absent because of vacation, sickness, or Union business for the bidding period shall be allowed to bid on a vacancy that was posted during such period; however, such bid must be registered within seven (7) days of the date the employee returns to work, and provided further than an employee who is awarded such vacancy will be deemed to have permanently accepted such bid.

        E. Temporary Assignments: Permanent vacancies may be filled by temporary assignment until such time as the prevailing bidder is selected and assigned. During the Step 1 bidding procedure, the Company will make every effort to assign the senior employee who most likely would be the successful bidder. Such temporary assignment shall not result in the creation of any rights of incumbency.

        F. Temporary Increases: All vacancies resulting from anticipated increases in operating levels for a period of sixty (60) days or more, or vacancies created by promotion, death, discharge, voluntary termination, retirement or transfer out of the seniority unit shall be treated as permanent; provided, however, that in the event an increase in operating levels is not expected to continue, and does not, in fact, continue for more than sixty (60) days, any vacancies created shall be deemed temporary and not permanent for the purposes of this Article. The period of sixty (60) days or more will not be considered interrupted or abbreviated due to work interruptions caused by equipment failures, breakdowns, lack of material for processing and product flow problems adversely affecting the feed stock required to maintain a level of operations.

        G. Consent Decree. The Company agrees to be bound by Decree 1 filed in the United States District Court for the Northern District of Alabama, Southern Division, dated April 12, 1974, if, to the extent, and for so long as it is applicable to the Company.

        H. Seniority Lists. The Company shall supply each Union unit grievance committeeman with a complete unit seniority list on a quarterly basis unless otherwise mutually agreed to.

SECTION 10 -- TEMPORARY VACANCIES.

        When it is necessary to fill a temporary vacancy known to be of more than two (2) weeks duration, such vacancy shall, to the greatest degree consistent with efficiency of the operation and the safety of employees, be filled on the basis of the seniority unit and the seniority used for promotional purposes, and shall be so filled no later than on the second weekly schedule following the date when the duration of the vacancy, as aforesaid, becomes known to Management. However, in case of a permanent vacancy on a job, the assignment of a junior employee to a temporary vacancy on such job shall not be used as a presumption of greater ability in favor of such junior employee if such temporary vacancy was not made available to the senior employee.

        When temporary vacancies of two (2) weeks or less are filled, they shall be filled by promotion in the order as follows:

1. Promote the most senior of any displaced incumbents of the position to be filled who is currently working on the turn and occupying a job below the level of the vacancy in the line of progression.

2. Promote the most senior seniority-listed regular employee of the position immediately below the vacancy who is currently working on the turn involved.

3. Promote the most senior seniority-listed regular employee of the unit who is currently working on the position immediately below the vacancy on the turn involved.

                                    ARTICLE 9

                               PROBATIONARY PERIOD

        A new employee and one who is reemployed after a break in his continuous service, shall not acquire seniority until the expiration of 760 hours of actual work following his employment, at which time he shall receive credit for continuous service during such period. If said employee is terminated or discharged during the first 760 hours of actual work, said termination or discharge shall not be the subject of any claim, complaint, grievance or arbitration against the Company; provided, however, that this will not be used for purposes of discrimination because of race, color, religious creed, national origin, sex, age, disability, Veteran or special disabled Veteran status or because of membership in the Union.

        If said employee is rehired within six (6) months from the date of his first employment, any prior hours worked shall count toward the seven hundred sixty (760) hours of probation.

                                   ARTICLE 10

                            JURY AND WITNESS SERVICE

        An employee who is called for jury service or subpoenaed as a witness, except on his own behalf, shall be excused from work for the days on which he testifies or serves, up to and including sixty (60) business days. Service shall include reporting for jury duty. Such employee shall receive for each day of service on which he otherwise would have worked, the difference between the payment he receives for such service in excess of $5 and the amount calculated by the Company in accordance with the following formula. Such pay shall be based on the number of days such employee would have worked had he not been performing such service (plus any

Holiday in such period which he would not have worked) and the pay for each such day shall be eight (8) times his average straight-time hourly rate of earnings (excluding shift differentials and Sunday and overtime premiums) during the last payroll period worked prior to such service. The employee will present proof that he served as a juror or witness, or reported, and the amount of pay, if any, received therefor. An employee shall not receive such juror or witness pay when it duplicates pay received for time not worked for any other reason, and such pay shall not be computed as hours worked for purposes of determining overtime or premium pay liability.

                                   ARTICLE 11

                                 BEREAVEMENT PAY

        When death occurs to an employee's legal spouse, mother, father, mother-in-law, father-in-law, son-in-law, daughter-in-law, son, daughter, brother, sister, grandparents or grandchildren (including stepfather, stepmother, stepchildren, stepbrother or stepsister when they have lived with the employee in an immediate family relationship), an employee, upon request, will be excused and paid for up to a maximum of three (3) shifts, or five (5) scheduled shifts up to a maximum of forty (40) hours in the case of the death of an employee's legal spouse, son, or daughter, including stepchildren when they have lived with the employee in an immediate family relationship (or for such fewer shifts as the employee may be absent) which shall fall within a three (3) consecutive calendar day period or five (5) consecutive calendar day period in the case of the death of an employee's legal spouse, son, or daughter, including stepchildren when they have lived with the employee in an immediate family relationship; provided, however, that one such calendar day shall be the day of the funeral and it is established that the employee attended the funeral. Payment shall be eight times his average straight-time hourly earnings. An employee will not receive funeral pay when it duplicates pay received for time not worked for any other reason. Time thus paid will not be counted as hours worked for purposes of determining overtime or premium pay liability.

        "Funeral" is defined as a service recognized by any organized religion, creed, or culture to which the employee or decedent belongs as the standard ceremony to observe the interment, cremation or similar disposition of remains of the family members set forth above.

        An employee will not receive funeral pay when it duplicates pay received for time not worked for any other reason, and such bereavement pay shall not be computed as hours worked for purposes of determining overtime or premium pay liability.

                                   ARTICLE 12

                                MILITARY SERVICE

        The Company shall provide each employee who enters the Armed Services of the United States from employment with the Company all rights required to be given to said employee upon his return to the Company provided in the laws of the United States and the laws of the State of Utah.

        An employee with one (1) or more years of continuous service who is required to attend an encampment of the Reserve of the Armed Forces or the National Guard shall be paid, for a period not to exceed two weeks in any calendar year, the difference between the amount paid by the government (not including travel, subsistence or quarters allowance) and the amount calculated by the Company in accordance with the following formula. Such pay shall be based on the number of days such employee would have worked had he not been attending such encampment during such two (2) weeks (plus any holiday in such two (2) weeks which he would not have worked) and the pay for each such day shall be eight (8) times the employee's Regular Hourly Wage (as defined in Section 2A of Article 5 of this Agreement) during the last payroll period worked prior to the encampment. If the period of such encampment exceeds two (2) weeks in any calendar year, the period on which such pay shall be based shall be the first two (2) weeks he would have worked during such period.



                                   ARTICLE 13

                                SAFETY AND HEALTH

SECTION 1 -- OBJECTIVE AND OBLIGATIONS OF THE PARTIES.

        A. Cooperation: The Company and the Union will cooperate in the objective of eliminating accidents and health hazards. The Company shall make reasonable provision for the safety and health of its employees at the Geneva Plant during the hours of their employment. The Company, the Union and the employees recognize their obligations and/or rights under existing Federal and State laws with respect to safety and health matters.

        B. Radiation: Where devices which emit ionizing radiation are used, the Company will continue to maintain safety standards with respect to such devices not less rigid than those adopted from time to time by the Nuclear Regulatory Commission and will maintain procedures designed to safeguard employees and will instruct them as to safe working procedures involving such devices.

        C. Toxic Materials: Where the Company uses toxic materials, it shall inform the affected employees what hazards, if any, are involved and what precautions shall be taken to insure the safety and health of the employees. Upon the request of the Union Co-chairman of the joint safety and health committee (the "Joint Committee"), the Company shall provide in writing requested information from material safety data sheets or their equivalent on toxic substances to which employees are exposed in the workplace; provided that when the information is considered proprietary, the Company shall so advise the Union Co-chairman and provide sufficient information for the Union to make further inquiry.

        D. Sampling and Testing: The Company will continue a program of periodic in-plant air sampling and noise testing under the direction of qualified personnel. Where the Union Co-chairman alleges a significant on-the-job health hazard due to the in-plant air pollution, noise, or chemical or physical agents, the Company will also make such additional tests and investigations as are necessary and shall notify the Union Co-chairman when such a test is to take place. A report based on such additional tests and investigations shall be reviewed and discussed with the Joint Committee. For such surveys conducted at the request of the Union Co-chairman, a written summary of the sampling and testing results and conclusions of the investigation shall be provided to the Joint Committee.

        E. First Aid: The Company shall provide adequate first aid for all employees during their working hours, and as required, provide for prompt emergency transportation to an appropriate treatment facility for employees who become seriously ill or are injured on the job. Where necessary, the Company shall also provide or arrange for suitable transportation from such facility back to the Geneva Plant or the employee's home, as appropriate. An employee who, as a result of an industrial accident, is unable to return to his assigned job for the balance of the shift on which he was injured will be paid for any wages lost on that shift.

SECTION 2 -- PROTECTIVE DEVICES, WEARING APPAREL AND EQUIPMENT.

        Protective devices, wearing apparel and other equipment necessary to properly protect employees from injury shall be provided by the Company. The Company shall provide at the Company's cost one (1) pair of prescription safety glasses at the time of hire and will replace damaged prescription safety glasses which create an unsafe condition for the employee. Damaged safety glasses will not be replaced where the damage is due to employee negligence. Goggles, gas masks, face shields, respirators, special purpose gloves, fireproof, waterproof or acid proof protective clothing when necessary and required shall be provided by the Company without cost, except that the Company may assess a fair charge to cover loss or willful destruction thereof by the employee. Proper heating and ventilating systems shall be installed where needed and maintained in good working condition. The Company shall provide, at the Company's cost, two (2) pairs of safety shoes to each employee. The first safety shoe allowance will be after May 1, 1998 and the second allowance will be after May 1, 2000.

SECTION 3 -- DISPUTES CONCERNING UNSAFE CONDITIONS.

        An employee or group of employees who believe that they are being required to work under conditions which are unsafe or unhealthy beyond the normal hazard inherent in the operation in question shall have the right to: (1) file a grievance in the second step of the complaint and grievance procedure for preferred handling in such procedure and arbitration and/or (2) relief from the job or jobs, without loss to their right to return to such job or jobs, and, at Management's discretion, assignment to such other employment as may be available in the Geneva Plant; provided, however, that no employee, other than communicating the facts relating to the safety of the job shall take any steps to prevent another employee from working on the job. If an employee has exercised his right to relief from the job under this Section, and the existence of such unsafe condition is in dispute, Management shall notify the Chairman of the Grievance Committee and the Division Manager, or their designees, shall investigate immediately. The Chairman of the Grievance Committee shall have the right to have a Union member of the Joint Committee present as an advisor. Should either Management or the Board conclude that an unsafe condition within the meaning of this Section 3 existed and should the employee not have been assigned to other available equal or higher-rated work, he shall be paid for the earnings he otherwise would have received.

        It is recognized that emergency circumstances may exist, and the local parties are authorized to make mutually satisfactory arrangements for immediate arbitration to handle such situations in an expeditious manner.

SECTION 4 -- JOINT SAFETY AND HEALTH COMMITTEE.

        A. Committee: A safety and health committee consisting of a mutually agreed to number of employees from each department designated by the Union and an equal number of Management members, if Management so desires, shall be established (the "Joint Committee"). The Union and the Company shall designate their respective Co-chairmen and shall certify to each other in writing such Co-chairman and committee members. The Joint Committee shall hold monthly meetings at times determined by the Co-chairman who may also agree to hold special meetings. Each Co-chairman shall submit a proposed agenda to the other Co-chairman at least five (5) days prior to the monthly meeting. The Company Co-chairman shall provide the Union Co-Chairman with minutes of the monthly meeting. Prior to such monthly meetings, the Co-chairman or their designees may engage in an inspection of mutually selected areas of the Geneva Plant. At the conclusion of the inspection, a written report shall be prepared by the Co-chairman. Time consumed on Joint Committee work by Joint Committee members designated by the Union shall not be considered hours worked to be compensated by the Company. The function of the Joint Committee shall be to advise with plant management concerning safety and health and to discuss legitimate safety and health matters but not to handle complaints or grievances. In the discharge of its function, the Joint Committee shall: consider existing practices and rules relating to safety and health, formulate suggested changes in existing practices and rules, recommend adoption of new practices and rules, encourage cooperation with safe job procedures and safety rules by all parties, review proposed new safety and health programs developed by Management and review accident statistics, trends and disabling injuries which have occurred in the Geneva Plant and make appropriate recommendations. When the Company introduces significant changes in technology or operations which may affect the safety or health of employees, the matter will be discussed in advance by the Joint Committee with the objective of reviewing necessary safety equipment, safe job procedures and safety training.

        B. Time Off for Committee Business: The Union Co-chairman or his designee will be afforded time off without pay as may be required to visit departments at all reasonable times for the purpose of transacting the legitimate business of the Joint Committee, after notice to and receiving the permission of, the head of the department to be visited or his designated representative and, if the Co-chairman or his designee is then at work, permission (which shall not be unreasonably withheld) from his own department head or his designated representative. If the Union Co-chairman or his designee is not at work, he shall be granted access to the plant at all reasonable times for the purpose of conducting the legitimate business of the Joint Committee after notice to, and receiving the permission of, the head of the department to be visited or his designated representative.

        C. New Equipment: When the Company introduces new personal protective apparel or extends the use of protective apparel to new areas or issues new rules relating to the use of protective apparel, the matter will be discussed with the members of the Joint Committee in advance with the objective of increasing cooperation. Should differences result from such discussions, a grievance may be filed in the Second Step by the Chairman of the Grievance Committee within thirty (30) days thereafter. In the event that the grievance progresses through the complaint and grievance procedure to arbitration, the Board shall determine whether such rule or requirement is appropriate to achieve the objective set forth in Section 1.

        D. Advice: Advice of the Joint Committee, together with supporting suggestions, recommendations and reasons shall be submitted to the Vice President of Operations for his consideration and for such action as he may consider consistent with the Company's responsibility to provide for the safety and health of its employees during the hours of their employment and mutual objective set forth in Section 1.

        E. Testimony and Investigations: In the event the Company requires an employee to testify at the formal investigation into the causes of a disabling injury or death or accidents which could have resulted in disabling injury or death, the Company shall notify the employee that he, the employee, may arrange to have the Union Co-chairman or his designee present as an observer at the proceedings for the period of time required to take the employee's testimony. The Union Co-chairman will be furnished with a copy of such record as is made of the employee's testimony. In addition, in the case of accidents which resulted in disabling injury or death or accidents which could have resulted in disabling injury or death and require a fact-finding investigation, the Company will within four (4) hours after such accident, notify the Union Co-chairman or his designee, who shall have the right to visit the scene of the accident promptly upon such notification, if he so desires, accompanied by the Company Co-chairman or his designee and the Company will add the Union Co-chairman or his designee to the notification list for such accidents. After making its investigation, the Company will supply to the Union Co-chairman a statement of the nature of the injury, a description of the accident, and any recommendations available at that time, and will consider any recommendations he may wish to make regarding the report. In such cases, when requested by the Union Co-chairman, the Company Co-chairman or his designee will review the statement with the Union Co-chairman. Also, in such cases, the Company Co-chairman or his designee, when requested by the Union Co-chairman, will visit the scene of the accident with the Union Co-chairman or his designee.

        F. Reports to International Union: The Company will provide the International Union Safety and Health Department notification of any accident resulting in a fatality to a Union member within seventy-two (72) hours of the fatality. This notification shall be either oral or written and include the date of the fatality, the unit location of the fatality and, if known, the cause of the fatality. The Company will provide the International Union Safety and Health Department with a copy of the fatal accident report that is given to the local Joint Committee when such report becomes available. Any necessary discussion or other communication on this data between the Company and International Union will be with the individual designated to provide such information.

        Once each year the Company will, from the same source described in F above, provide to the International Union Safety and Health Department the OSHA Form 200 Summary of Occupational Injuries and Illnesses or its equivalent, the lost workday accident incidence frequency rate and the fatality frequency rate.

SECTION 5 -- DISCIPLINARY RECORDS.

        Written records of disciplinary action against an employee involved for the violation of a safety rule but not involving a penalty of time off will not be used by the Company in any arbitration proceeding where such action occurred one (1) or more years prior to the date of the event which is the subject of such arbitration.

        When an employee has completed twenty-four (24) consecutive months of work without discipline involving a penalty or time off for violation of a safety rule, prior disciplinary penalties for such offenses not exceeding four
(4) days suspension shall not be used for further disciplinary action.

        When a written safety observation report is made involving a violation of a safety procedure or rule by an employee which does not involve discipline, a copy of that report will be given to the employee.

SECTION 6 -- ALCOHOLISM AND DRUG ABUSE.

        Alcoholism and drug abuse are recognized by the parties to be treatable conditions. Without detracting from the existing rights and obligations of the parties recognized in the other provision of this Agreement, the Company and the Union agree to cooperate in encouraging employees afflicted with alcoholism or drug abuse to undergo a coordinated program directed to the objective of their rehabilitation.

        It is the policy of Geneva Steel and the Union to make every reasonable effort to provide a safe work environment free of drugs and alcohol.

        Employees using, consuming, selling, transferring, or possessing alcohol or illegal drugs on the Company's premises shall be subject to immediate discipline following appropriate investigation and review by the Company.

        Use of alcohol or illegal drugs prior to reporting for work which results in negative work performance or erratic conduct in the workplace is also grounds for discipline. In order to implement this policy, the Company may test all applicants for employment for drugs and alcohol and employees recalled from layoff after absences from work in excess of ninety (90) days. In addition, the Company may require current employees to undergo drug and alcohol testing, in order to investigate accidents, safety incidents in the workplace and possible individual employee impairment. Such testing shall be done promptly after the incident utilizing a N.I.D.A. Lab under the supervision of qualified medical personnel. The employee being tested may observe the sample being tested at the Plant Medical Facility should he or she so desire. Should an employee test positive as to any illegal drug and a confirming test supports the positive result, he shall be offered rehabilitation in the first such case only. All programs will be carried out with due regard to the employee's right to privacy. The Company will not require employees to submit to random or blanket drug screening.

SECTION 7 -- SAFETY AND HEALTH TRAINING.

        A. General: The Company recognizes the special need to provide appropriate safety and health training to all employees. The Company will develop safety and health training that provides either the training described below or the basis for such training as it relates to the needs of the Company and the employee.

        Training programs shall recognize that there are different needs for safety and health training for newly hired employees, employees who are transferred or assigned to a new job and employees who require periodic retraining.

        B. Training of New Employees: Newly hire employees shall receive training in the general recognition of safety and health hazards, their statutory and basic labor contract rights and obligations with respect to health and safety and the purpose and function of the Company's

Safety, Health and Medical Departments, the Joint Committee and the International Union Safety and Health Department. In addition, upon initial assignment to a job, such employees shall receive training on the nature of the operation or process, the safety and health hazards of the job, the safe working procedures, the purpose, use and limitations of personal protective equipment required, and other controls or precautions associated with the job.

        The Union Co-chairman and the International Union Safety and Health Department or a designee shall, upon request, be afforded the opportunity to review the training program for newly hired employees at the plant level.

        C. Training of Other Employees: The training of employees other than those newly hired by the Company shall be directed to the hazards of the job or jobs on which they are required to work. Such training shall include hazard recognition, safe working procedures, purpose, use and limitations of appropriate specialized instruction. Once each calendar quarter, the chairpersons of the joint Management Safety Committee will hold a meeting to address any issues surrounding the training of employees as contemplated in this
Section 7C.

        D. Retraining: As required by an employee's job and assignment area, periodic retraining shall be given on safe working procedures, hazard recognition, and other necessary procedures and precautions.

SECTION 8 -- MEDICAL RECORDS.

        The Company shall comply with all applicable Federal (OSHA) and/or State
(UOSH) regulations concerning the confidentiality of and access to employee medical records.

                                   ARTICLE 14

                           PENSIONS AND PROFIT SHARING

        A. The Company shall pay into the Defined Contribution Pension Plan a sum equal to 5% beginning May 1, 1998. The payment to the Pension Plan will be increased to 5-1/4% beginning May 1, 1999.

        B. A Defined Benefit Pension Plan effective May 1, 1998 is contained in the plan document, a copy of which will be provided to each employee. Such plan document constitutes a part of this Section as though incorporated herein.

        C. Employees shall be entitled to share ten percent (10%) of the Company's net profits before taxes (subject to certain adjustments) from its Geneva Plant steel operations as more fully described in Appendix D to this Agreement.

        Notwithstanding any contrary provision in any Pension Plan description or plan document, the Company will not reduce the level of benefit called for in the plan provided under this contract during the term of this Agreement, unless such change in the benefit is agreed to by the Union or is required by applicable law.

                                   ARTICLE 15

                                    INSURANCE

        The insurance benefits which shall become effective upon the effective date of this Agreement are set forth in Appendix B to this Agreement which is incorporated herein.

        In the event legislation is enacted creating a system of national or state health benefits coverage, either party shall have the right to reopen this provision of this Agreement. If the parties are unable to reach agreement, the matter should be submitted to binding arbitration for resolution.

        Notwithstanding any contrary provision in any Summary Plan Description and/or plan document, the Company will not reduce the level of benefits called for in the various health and benefit plans provided under this contract during the term of this Agreement, unless such reduction in the level of benefits is agreed to by the Union or required by applicable law.

                                   ARTICLE 16

                            ADJUSTMENTS OF GRIEVANCES

SECTION 1 -- PURPOSE.

        A. Should any differences arise between the Company and the employees as to the meaning and application of the provisions of this Agreement, there shall not be any suspension of work on account of such differences, but an earnest effort shall be made to settle them promptly and in accordance with provisions of this Agreement in the manner hereinafter set forth.

        B. Failure to Appeal: If any decision is not appealed within the time limits to the next step, it shall be considered settled on the basis of the prior step, and the employee or employees covered by such complaint or grievance shall not have any further right or remedy with respect to any matter or claim covered by such complaint or grievance.

SECTION 2 -- DEFINITIONS.

        A. "Complaint" shall mean a request or complaint.

        B. "Grievance" shall mean a complaint of an employee which involves the interpretation or application of, or compliance with, the provisions of this Agreement.

        C. "Day" shall mean calendar day, but shall not include any Saturday, Sunday, or Holiday unless otherwise indicated herein.

SECTION 3 -- PROCEDURE.

        A. Oral: An employee shall take any complaint to his foreman, with or without his Union representative as he may decide, within five (5) working days of the event or the time he reasonably should have known of the event. The matter shall be answered by the foreman within two (2) working days from the day it is presented.

        B. Step 1: If the complaint is not settled at the Oral Step, the Department Area Manager, Manager Labor Relations (if appropriate) and Union Grievance Committeeman, with the employee and any other necessary witnesses present, shall discuss the matter within seven (7) working days from the foreman's answer in Paragraph A above, and attempt to resolve the matter. At this level, the grievance form shall be filed by the Union Grievance Committeeman and the disposition of the grievance shall be noted on the grievance form. Disposition of the grievance at this level shall occur with five
(5) working days following the completion of the discussion. If the disposition of the grievance is not satisfactory to the Union Grievance Committeeman, a written statement shall be prepared by the Union Grievance Committeeman attached to the grievance form which shall be submitted to the Labor Relations Department within seven (7) working days of the disposition of the grievance at Step 1. The Company will provide a written response to the Union within seven (7) working days of receipt of the Union's written statement. Written statements shall be brief and factual. They shall state what provisions of the Agreement are relied upon, the Company's response to Union reliance on these provisions, as well as the remedy sought.

        C. Step 2: The Union Grievance Committeeman is not satisfied with the disposition in Step 1 and the Union continues to maintain that the grievance is meritorious, the Labor Relations Department shall, within ten (10) working days of the receipt of the Union's written statement (or such other time as shall be mutually agreed to by the Company and the Union), cause a discussion between the Chairman of the Grievance Committee and the Union Grievance Committeeman and himself, together with the employee and such other persons as either side may reasonably wish to have in order to dispose of the matter. It shall be answered within seven (7) working days of the date of such meeting. The Chairman of the Grievance Committee shall have the authority to settle, withdraw, or continue processing the grievance. The Company Representative shall have the authority to settle the grievance.

        D. Step 3: If the Chairman of the Grievance Committee is not satisfied with the disposition in Step 2, the Union must appeal the grievance to Step 3 of the procedure within thirty (30) days of receipt of the disposition of the grievance from Step 2. The Union and the

Company will meet in an effort to resolve the grievance prior to an Arbitration hearing date being set. The parties involved in this review shall include the International Union Representative, the Local Union President, the Grievance Committee Chairman, the Company's Vice President of Human Resources, and the Manager of Labor Relations or his designated representative. The International Union Representative and the local Union President shall have the authority to settle, withdraw, or continue processing the grievance. The Vice President of Human Resources shall have the authority to settle the grievance. The review meeting shall be limited to the International Union Representative, the Local Union President, the Grievance Committee Chairman, the Company's Vice President of Human Resources, and the Manager of Labor Relations or his designated representative. No other attendees will be permitted unless mutually agreed upon in advance of the meeting. All settlements arrived at in this procedure will be in written form and signed by the aforementioned individuals. Whenever either party concludes that further discussions cannot contribute to the settlement of the grievance, the grievance may be appealed to arbitration.

        E. Arbitration: If the grievance is not resolved at the Step 3 level, then within thirty (30) working days from the disposition of the grievance at Step 3 the International Union may appeal the complaint to arbitration. The Company and the Union shall agree to an arbitration panel. If the Company and the Union cannot agree on an arbitrator from such list, the Union shall strike a name from the list and the Company shall do likewise and the process shall be repeated until one name remains which shall then be the arbitrator. The arbitrator shall be furnished with the written statements from both parties outlining the pertinent facts in Step 1. Thereafter, the arbitrator shall hear the complaint within twenty-one (21) days from the date he was selected, or upon a date jointly agreed to by the parties. The arbitrator will be asked to issue a decision within twenty (20) days from the date of the hearing, or fifteen (15) days from receipt of the transcript, whichever is later. The parties may mutually agree to have the arbitrator issue a decision on the basis of the written record submitted to him by the parties. The arbitrator shall assure himself that all necessary facts and consideration have been placed before him by both sides, and he shall have the authority to interpret and apply the provisions of this Agreement, but he shall not have the authority to alter any of its provisions. The parties shall share equally the compensation and expenses of the arbitration. The decision of the arbitrator shall be final and binding on the parties.

SECTION 4 -- MISCELLANEOUS.

        A. Union Representation: Any employee who is summoned to meet in an office with a supervisor other than his own immediate supervisor for the purpose of discussing possible disciplinary action shall be entitled to be accompanied by a Union representative if he requests such representation, provided such representation is then available or if not then available, the employee's required attendance at such meeting shall be deferred only for such time during that shift as is necessary to provide opportunity for him to secure the attendance of such representative. The Union shall be entitled to a maximum of eleven (11) Grievance

Committeemen, and any officer who is also a Grievance Committeeman will be counted toward that maximum number.

        B. Group Grievances: All grievances shall be on an individual basis unless mutually agreed upon by the parties, which agreement shall not be unreasonably withheld.

        C. The complaint and grievance procedure may be utilized by the Union in processing complaints or grievances which allege a violation of the obligations of the Company to the Union as such. In processing such complaints or grievances, the Union shall observe the specified time limits in appealing and the Company shall observe the specified time limits in answering. The Union may not, pursuant to this provision, initiate a grievance absent a signed complaint form from an affected employee which alleges a violation of any individuals rights under this Agreement. In the event an employee dies, the Union may process on behalf of his legal heirs any claim he would have had relating to any monies due under any provision of this Agreement.

        D. Acceleration: The Grievance Committee Chairman can sign and process a grievance directly into Step 2 if the issue involves two (2) or more departments. If the Company's discussion or answer to a complaint or a grievance is not given within the prescribed time requirements in any Step, the Union, after notifying the Company, may refer or appeal to the next Step.

        E. Extensions: The time limits set forth in this Article may be extended by the written mutual agreement of the parties, such agreement shall not be unreasonably denied.

        F. Employee Disciplinary Record: Disciplinary records shall not be used after two (2) years from the date of the event which was the subject of the discipline, if the employee has been subject to no intervening disciplinary action.

        G. Prior Grievances: Any grievance or complaint existing or arising out of events which occurred prior to the date that the Company begins operation of the Geneva Plant shall have nothing to do with the Company or this Agreement.

        H. When possible, proceedings under this grievance procedure shall take place during normal shift hours.

        I. The Company's liability shall be limited to 120 days prior to filing of any grievance. In any settlement involving retroactive payments, the appropriate Union and Company representatives shall expeditiously determine the identity of the payees and the specific amount owned each payee. Payment shall be made promptly but, unless otherwise mutually agreed, if the payment is not made within sixty (60) days after such determination, the affected payee(s) will be paid interest from the date of such determination at the rate of seven percent (7%) per annum, unless the delay in payment is due to the actions of the Union or the payee(s).

        J. When a grievance has been appealed to Step 3, a written summary developed from the Step 2 meeting shall be prepared by the Company. The record shall be jointly signed by the Company Representative and the Chairman of the Grievance Committee. If the Chairman of the Grievance Committee shall disagree with the written summary prepared by the Company, he shall set forth and sign his reasons for such disagreement, and the written summary, except for such disagreement, shall be regarded as agreed to.

        K. In the event that the Union processes a complaint or grievance concerning the discipline or discharge of an employee, the Company will not discipline employees who have been revealed to have violated a Company rule or policy as a result of the Union's investigation into such matters. The foregoing shall only be granted in those instances wherein the Union, as a part of the defense of the grievant, maintains that the discipline or discharge issued in the incident under grievance was inconsistent with the treatment of other employees under similar circumstances.

        Notwithstanding the foregoing, nothing in this Section 4.K. shall prejudice or preclude the Company's right to discipline or discharge any employee (i) for acts of misconduct which occur subsequent to the incident(s) identified by the Union in the Grievance Procedure, or (ii) for any acts at anytime of misconduct involving drugs, a serious safety violation or violence as defined in Article 17, Section 2 of this Agreement.

                                   ARTICLE 17

                      DISCHARGE AND DISCIPLINE OF EMPLOYEES

SECTION 1 -- DISCHARGE.

        The Company may at any time suspend or discharge any employee for just cause. If such employee believes he was suspended or discharged without just cause, that employee or the Union may submit such complaint or grievance to the adjustment of grievances procedure contained in Article 16.

SECTION 2 -- JUSTICE AND DIGNITY ON THE JOB.

        The following understandings have been reached for a Procedure for Justice and Dignity on the job applicable to discharge and suspension cases only.

        A. Management, after discharging an employee, or imposing a suspension, shall not remove the affected employee from active work on the job to which his seniority entitles him upon such discharge or suspension prior to a final determination of the merits of the discharge or suspension in accordance with the applicable provisions of the Basic Labor Agreement should the employee elect to file a complaint or grievance protesting Management's decision. For purposes of the operation of the option not to be removed from the job pursuant to this

Procedure, a complaint or grievance protesting a discharge or suspension must be filed within four (4) calendar days after notice of discharge or imposition of the suspension, as the case may be. In the event no complaint or grievance is filed within such time limit, the Company will not suspend or remove the affected employee from active work on the job to which his seniority entitles him prior to the day following the expiration of the time limit set forth in this paragraph. For any purpose other than operation of the option set forth above, the time limits for filing a complaint or grievance protesting a discharge or suspension shall continue to be those set forth in the Basic Labor Agreement.

        B. The parties recognize that it is essential that a proper balance be maintained between the right of an employee to be retained under this Procedure and the right of Management to manage the plant. Accordingly, to insure that balance, this Procedure will be inapplicable to discharges or suspensions involving any offenses which endanger the safety of other employees or members of supervision or the plant and its equipment. Such offenses shall include: theft; use and/or distribution on Company property of drugs, narcotics, and/or alcoholic beverages; possession of firearms on Company property; destruction of Company property; threatening bodily harm to, and/or striking, a member of supervision; fighting; such as insubordination as endangers the safety of other employees or members of supervision or the Plant and its equipment; or other acts of a similar nature. In addition, this Procedure will be inapplicable to a discharge or suspension involving activity prohibited by the provisions of
Article 18 of this Agreement, and to any violation of the terms of a Last Chance Agreement.

        C. When an employee is retained pursuant to Paragraph A, and the employee's discharge or suspension is finally determined in the grievance procedure or in arbitration to be for just cause, the removal of the employee from the active employment rolls shall be effective for all purposes the day following the date of final resolution of the grievance.

        D. While a discharged employee is retained at work pursuant to Paragraph A and the employee is discharged again for a repeat of the same conduct, the employee will no longer be eligible to be retained at work under these provisions. Such removal from work will be effective on the day of the subsequent discharge.

        E. Nothing in this Procedure shall restrict or expand Management's right to relieve an employee for the balance of such employee's shift under the terms of the Basic Labor Agreement.

                                   ARTICLE 18

                       PROHIBITION OF STRIKES AND LOCKOUTS

        During the term of this Agreement, neither the Union nor any employee shall: (a) engage in or in any way encourage or sanction any strike or other action which shall interrupt or interfere with work or production at the Geneva Plant; or (b) prevent or attempt to prevent the access of employees to the Geneva Plant. During the term of this Agreement, the Company shall not engage in any lockout of the employees of the Geneva Plant.

                                   ARTICLE 19

                                MANAGEMENT RIGHTS

        The Management of operations and the direction of the working forces and operations of the Geneva Plant, including, without limitation, the hiring, promoting and retiring of employees, the suspending, discharging or otherwise disciplining of employees for just cause, the laying off and calling to work of employees in connection with any reduction or increase in the working forces, the scheduling of work, and the control and regulation of the use of all equipment and other property of the Company, are the exclusive functions of the Management; provided, however, that in the exercise of such functions the Management shall observe the provisions of this Agreement. Neither Management nor the Union shall discriminate against any employee or applicant for employment because of his membership or lack of membership in, or lawful activity on behalf of or in connection with, the Union.

                                   ARTICLE 20

                               SCOPE OF AGREEMENT

        The Parties expressly declare that they have bargained between them on all phases of wages, hours and working conditions, and that the specific terms of this Agreement and any addenda thereto represent their full and complete understanding without reservation or unexpressed understanding. Any aspect of wages, hours or working conditions not covered by this Agreement is declared to have been expressly eliminated as a subject of grievance, bargaining or arbitration, and may not be raised for further bargaining or arbitration without the specific written consent of both parties.

        In accepting the considerations and limitations herein agreed to by the Company, the Union unqualifiedly waives all present and/or future rights during the term of the Agreement to require the Company to bargain collectively on any other aspect of wages, hours of work or working conditions affecting employment, whether specifically contained herein or not, this giving the Company the right to manage the business in all respects subject only to the express terms of this Agreement.

                                   ARTICLE 21

    LOCAL WORKING CONDITIONS, PAST PRACTICES, WORK RULES AND PRIOR AGREEMENTS

SECTION 1 -- LOCAL WORKING CONDITIONS, PAST PRACTICES, WORK RULES.

        The term "local working conditions" as used herein means specific practices or customs which reflect detailed application of the subject matter within the scope of wages, hours of work, or other conditions of employment and includes local agreements, written or oral, on such matters. It is recognized that it is impracticable to set forth in this Agreement all of these working conditions, which are of a local nature only, or to state specifically in this Agreement which of these matters should be changed or eliminated. The following provisions provide general principles and procedures which explain the status of these matters and furnish necessary guideposts for the parties hereto and the Board.

        A. It is recognized that an employee does not have the right to have a local working condition established, in any given situation or where such condition has not existed, during the term of this Agreement or to have an existing local working condition changed or eliminated, except to the extent necessary to require the application of a specific provision of this Agreement.

        B. In no case shall local working conditions be effective to deprive any employee of rights under this Agreement. Should any employee believe that a local working condition is depriving him of the benefits of this Agreement, he shall have recourse to the complaint and grievance procedure and arbitration, if necessary, to require that the local working condition be changed or eliminated to provide the benefits established by this Agreement.

        C. Should there be any local working conditions in effect which provide benefits that are in excess of or in addition to the benefits established by this Agreement, they shall remain in effect for the term of this Agreement, except as they are changed or eliminated by mutual agreement or in accordance with Paragraph D below.

        D. The Company shall have the right to change or eliminate any local working condition if, as a result of action taken by Management under Article 19-Management Rights, the basis for the existence of the local working condition is changed or eliminated, thereby making it unnecessary to continue such local working condition; provided, however, that when such a change or elimination is made by the Company any affected employees shall have recourse to the complaint and grievance procedure and arbitration, if necessary, to have the Company justify its action.

        E. No local working condition shall hereafter be established or agreed to which changes or modifies any of the provisions of this Agreement, except as it is approved in writing by an International Officer of the Union and the Personnel Services Executive of the Company.

        F. The settlement of a grievance prior to arbitration under this Section shall not constitute a precedent in the settlement of grievances in other situations in this area.

        G. Each party shall as a matter of policy encourage the prompt settlement of problems in this area by mutual agreement at the local level.

                                   ARTICLE 22

                              SHORT WORK WEEK FUND

        The Company shall establish a fund into which it will contribute $.10 for each hour worked by employees, to be known as the "Short Work Week Fund".

        The Fund shall be used to pay any employee for any week for which he is scheduled to work an amount equal to the product of his Regular Wage Rate times the difference between (1) 32 hours, and (2) the sum of the hours he actually worked, plus the hours he did not work but for which he was paid by the Company (excluding the first eight (8) hours for which he received pay for unworked Holidays in any week), plus the hours he was scheduled to work but did not work because of his failure to report for work as scheduled.

        The Company's obligation shall be limited to the prompt payment of the $.10 per hour into the Fund. Funds in excess of $600,000 may be used by the Company to offset costs as associated with the Long Term Disability Plan and the Continuance of medical insurance benefits to employees on layoff.

                                   ARTICLE 23

                                  MISCELLANEOUS

SECTION 1 - TERMINATION.

        This Agreement shall terminate at the expiration of sixty (60) days after either party shall give notice of termination to the other party, but in no event shall it terminate prior to April 30, 2001.

SECTION 2 -- MAILING OF NOTICES.

        Any notice to be given under this Agreement shall be given by registered or certified mail; be completed by and at the time of mailing; and if by the Company, be addressed to the Union at the following addresses:

               United Steelworkers of America
               District 12
               360 West 5300 South, #350
               Murray, Utah 84123

               United Steelworkers of America
               Local Union 2701
               1847 Columbia Lane
               Orem, Utah 84058

               United Steelworkers of America
               Terry Bonds
               Director, District 12
               12821 Industrial Road
               Houston, Texas 77015

        And if by the Union to the Company at:

               Vice President, Human Resources
               Geneva Steel
               P.O. Box 2500
               Provo, Utah 84603

        Either party may, by like written notice, change the address to which registered mail notice to it shall be given.

SECTION 3 -- RATIFICATION.

        This Agreement shall be binding on the parties hereto only after affirmative ratification by Local 2701 and approval of the Board of Directors of the Company.

        IN WITNESS WHEREOF, we have hereunto set our hands the day and year first above written.

                                       UNITED STEELWORKERS
GENEVA STEEL COMPANY                        OF AMERICA
/s/ Joseph A. Cannon                   /s/ George Becker
-----------------------------          ------------------------------
Joseph A. Cannon                       George Becker
CEO and Chairman of the Board          President

/s/ Ken C. Johnsen                     /s/ Leo W. Gerard
-----------------------------          ------------------------------
Ken C. Johnsen                         Leo W. Gerard
Executive Vice President               Secretary, Treasurer

/s/ Carl E. Ramnitz                    /s/ Richard H. Davis
-----------------------------          ------------------------------
Carl E. Ramnitz                        Richard H. Davis
V.P. of Human Resources                V.P. of Administration

                                       /s/ Leon Lynch
                                       ------------------------------
                                       Leon Lynch
                                       V.P. Human Affairs

                                       /s/ Terry Bonds
                                       ------------------------------
                                       Terry Bonds
                                       District Director

                                       /s/ Dallas Alexander
                                       -------------------------------
                                       Dallas Alexander
                                       Subdirector, District 38, Subdistrict 12

                                       /s/ Dennis Kujala
                                       -------------------------------
                                       Dennis Kujala
                                       President, Local 2701

                                       /s/ Lionel Camara
                                       -------------------------------
                                       Lionel Camara
                                       Chairman, Grievance Committee

                                       /s/ Jim Christensen
                                       -------------------------------
                                       Jim Christensen
                                       Secretary, Grievance Committee

                                       /s/ Gary Ransom
                                       -------------------------------
                                       Gary Ransom
                                       Grievanceman

                                   APPENDIX A

                                HOURLY WAGE RATES


        JOB CLASS                                     EFFECTIVE DATES
                              ---------------------------------------------------------------
                              APRIL 1, 1998            APRIL 1, 1999            APRIL 1, 2000
        ---------             -------------            -------------            -------------
           1                      $10.10                   $10.35                   $10.66
           2                      $13.14                   $13.47                   $13.87
           3                      $13.30                   $13.63                   $14.04
           4                      $13.48                   $13.82                   $14.23
           5                      $13.64                   $13.98                   $14.40
           6                      $13.81                   $14.16                   $14.58
           7                      $13.98                   $14.33                   $14.76
           8                      $14.15                   $14.50                   $14.94
           9                      $14.32                   $14.68                   $15.12
           10                     $14.48                   $14.84                   $15.29
           11                     $14.65                   $15.02                   $15.47
           12                     $14.82                   $15.19                   $15.65
           13                     $14.99                   $15.36                   $15.82
           14                     $15.15                   $15.53                   $16.00
           15                     $15.32                   $15.70                   $16.17
           16                     $15.49                   $15.88                   $16.36
           17                     $15.66                   $16.05                   $16.53
           18                     $15.83                   $16.23                   $16.72
           19                     $15.99                   $16.39                   $16.88
           20                     $16.16                   $16.56                   $17.06
           21                     $16.33                   $16.74                   $17.24
           22                     $16.50                   $16.91                   $17.42
           23                     $16.67                   $17.09                   $17.60
           24                     $16.83                   $17.25                   $17.77
           25                     $17.00                   $17.43                   $17.95
           26                     $17.17                   $17.60                   $18.13
           27                     $17.34                   $17.77                   $18.30
           28                     $17.51                   $17.95                   $18.49
           29                     $17.67                   $18.11                   $18.65
           30                     $17.85                   $18.30                   $18.85
           31                     $18.01                   $18.46                   $19.01
           32                     $18.17                   $18.62                   $19.18
           33                     $18.35                   $18.81                   $19.37
           34                     $18.51                   $18.97                   $19.54

                                   APPENDIX B

                               INSURANCE BENEFITS

MEDICAL INSURANCE

        The medical insurance which shall become effective upon the effective date of this Agreement is contained in a booklet entitled Geneva Steel Health Plan, a copy of which will be provided to each employee. Such booklet constitutes a part of this Appendix as though incorporated herein.

LIFE INSURANCE

        Group life insurance in the amount of $25,000 per employee shall be provided by the Company.

DEPENDENT LIFE INSURANCE

        Life Insurance for eligible dependents shall be provided by the Company in the amount of $5,000 for spouse and $2,000 for each child.

ELIGIBILITY

        Full-time, permanent employees become eligible for the above benefits on the first day of the month thirty (30) days after hire. Pre-existing conditions will be excluded from coverage for a period of nine (9) months.

CONTINUANCE

        In the event of reduction in force, the above-described benefits for full-time, permanent employees will continue according to the following schedule:

     YEARS OF SERVICE               INSURANCE CONTINUANCE
     ----------------               ---------------------

        0 to 5                      End of the month plus two (2) months
        5 to 10                     End of the month plus four (4) months
       10 or more                   End of month plus six (6) months

In all other cases, the benefits cease on the last day worked.

SICKNESS AND ACCIDENT

        Employees who become totally disabled as a result of sickness or accident, as certified by a licensed physician, will be eligible to receive weekly sickness and accident benefits. Benefits will not be payable for any period during which an employee is not under the care of a licensed physician.

        The weekly sickness and accident benefits will commence on the eighth day following an illness and on the first day following an accident and continue in accordance with the following schedule:

        YEARS OF SERVICE                   WEEKS
        ----------------                   -----

        1st (After Probation)               13
        1-20 Years                          26
        Over 20 Years                       52

        The amount of the weekly benefit during the term of this Agreement will be $350.00 effective May 1, 1998.

        In order for the Company to process claims in a timely fashion and to determine eligibility for benefits, a claim must be received by the Company within twenty-one (21) days of the commencement of the disability. If the employee exceeds twenty-one (21) days, and the employee demonstrates a good reason that he was unable to file the claim within twenty-one (21) days, an employee's benefits shall commence on the date of filing if the Company is able to establish the medical and other factual aspects of the claim and determines that the employee is eligible for benefits. If the employee is physically unable to comply with this procedure, he should have someone notify the Geneva Steel Benefits Office in writing of his disability before the end of the twenty-one
(21) day period.

        Sickness and accident benefits will be administered according to the Company's processing procedures, and weekly benefits will be reduced under the following circumstances where other benefits are payable.

               Workers' Compensation: If an employee is otherwise entitled to sickness and accident benefits and he is making claim for Temporary Total Disability benefits pursuant to any Workers' Compensation or occupational disease law, the sickness and accident benefits will be paid only after satisfactory arrangements are made to assure that any payment of sickness and accident benefits shall be reimbursed by the employee if the claim for Workers' Compensation benefits is successful. Such arrangements shall include the employee's execution of necessary documents authorizing the deduction of any such overpayment from any payments becoming due as a result of such claim or from any amount payable the employee by or on behalf of the Company, including benefits, wages and pension payments.

               Long-Term Disability: If an eligible employee becomes permanently and totally disabled defined as the inability to perform a bargaining unit job after one (1) full year of disability, he shall be eligible to receive a long-term disability benefit in the amount of $400 per month for a maximum of forty-eight (48) months. In order to be eligible for such benefit, an employee must (a) have fifteen (15) years or more of continuous service at the commencement of disability; and (b) be actively at work at the commencement of disability.

                                   APPENDIX C

                COVERED SALARIED CLERICAL AND TECHNICAL EMPLOYEES

1. It is understood that the Clerical and Technical employees represented by USWA Local Union 2701, are covered by this Agreement between Geneva Steel and the United Steelworkers of America.

2. The employees of this Clerical and Technical Unit will be paid on a wage hourly pay scale as set forth in Appendix A.

3. The C & T positions will have a guarantee of forty (40) hours work per week, which includes unworked hours which are paid on holidays. The Company will pay the employees of the C & T unit forty (40) hours per week except if the employee is absent without leave. If an employee is ill, is involved in an accident which precludes him from working, or has a personal family emergency during their scheduled week, and, if otherwise qualified, he shall be paid for forty (40) hours that week. A supervisor may require certification of an illness by a licensed physician when they feel such verification is necessary. After an employee is absent from work due to sickness, for a period of seven (7) days, he becomes eligible to apply for S & A Benefits commencing on the eighth day of illness (see Appendix B).

                                   APPENDIX D

         PROFIT SHARING PLAN FOR GENEVA STEEL BARGAINING UNIT EMPLOYEES

        A Profit Sharing Plan for eligible Geneva Steel Bargaining Unit employees (the "Profit Sharing Plan") will be in effect for the duration of the contract commencing May 1, 1998. The Profit Sharing Plan will be calculated and paid annually based on the Company's fiscal year accounting records. The Company's fiscal year ends on the last day of September of each year.

        A. The Profit Sharing Plan shall be based on the Company contributing to a pool (the "Profit Sharing Pool") ten percent (10%) of Geneva Steel's adjusted earnings before taxes and excluding extraordinary items ("A.E.B.T.") for the fiscal year if A.E.B.T. is positive. A.E.B.T. shall mean earnings before taxes excluding profit sharing, reduced by Allocated Capital Expenditures. Allocated Capital Expenditures shall mean twenty-five percent (25%) of all Capital Expenditures up to $50 million and thirty percent (30%) of all Capital Expenditures in excess of $50 million. Capital Expenditures shall mean the aggregate of all the Company's actual capital expenditures (in accordance with generally accepted accounting principles) for the fiscal year, including capital maintenance. If for any fiscal year the Company's Capital Expenditures exceed $85 million or the Company does not have sufficient cash (before payment of dividends) and/or the ability to borrow funds against its working capital line to pay profit sharing and have sufficient funds available to cover any then forecasted negative cash flow in the six months following the scheduled payment of the profit sharing, the Company shall at its option have the right to pay its Profit Sharing Pool obligation in the form of shares of the Company's common stock at a value then agreed to by the Company and the Union, or if they can't agree, at a value determined by an independent appraiser acceptable to the Company and the Union, or to defer the obligation for up to two (2) years with interest at eight percent (8%) per annum. If the parties are unable to agree on an independent appraiser, they shall select an appraiser in the manner set forth in Paragraph E below, substituting five (5) qualified appraisers for the five
(5) auditors.

        B. All Bargaining Unit employees shall be eligible to participate in the Profit Sharing Plan if they were actively at work at any time during the subject fiscal year. Employees, other than employees who die or retire, whose employment is terminated, voluntarily or involuntarily, during the fiscal year shall not be eligible to participate in the Profit Sharing Plan for the subject year. Probationary employees during their probationary employment period shall not be eligible to participate in the Profit Sharing Plan under any circumstances nor shall the first 760 hours of work be considered as eligible hours of work under this Plan.

        C. The Profit Sharing Pool for each fiscal year, if any, as calculated pursuant to Paragraph A above shall be allocated to each eligible Bargaining Unit employee on the basis of each employee's Profit Sharing Plan Hours as compared to total Profit Sharing Plan Hours. An employee's Profit Sharing Plan Hours shall mean the lesser of (a) the sum of the hours the employee actually worked for which the employee is paid during the fiscal year plus the hours for



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



which the employee receives vacation pay, or (b) 2080 hours. Total Profit Sharing Plan Hours shall mean the total of all the eligible Bargaining Unit employees's Profit Sharing Plan Hours.

        D. The fiscal year Profit Sharing Plan payments to employees, if any, will be reduced by PDP payments made during the period for which the profit share is calculated. PDP payments made to all bargaining unit employees during the fiscal year will first be totaled in the aggregate. Once the Profit Sharing pool has been determined, the total PDP payments will then be deducted from the total amount in the Profit Sharing Pool. Profit Sharing Plan payments shall be made to eligible employees in a separate check during December following the fiscal year in which they were earned, unless payment is delayed pursuant to Paragraph F below or deferred pursuant to Paragraph A above. On or before October 31 of each year, the Company will issue to each eligible Bargaining Unit employee a summary of the employee's Profit Sharing Plan Hours for the subject fiscal year and the report to the Union referred to in Paragraph E below. On or before November 10, following the fiscal year any employee who objects to the number of hours set forth on his or her summary shall file a written statement setting forth the basis for the objection. The Union and the Company shall resolve any disputes promptly. If an individual written objection is not filed on or before November 10 following the fiscal year, any such objection will be barred from thereafter being filed. No employee may object on behalf of any other employee, nor may any employee object to the amount of the Profit Sharing Pool or the overall allocation thereof.

        E. No later than fifteen (15) days before the anticipated payment date, the Company will provide the Union with a report of the Company's independent certified public accountants certifying to the A.E.B.T. and Allocated Capital Expenditures as set forth above, all in accordance with generally accepted accounting principles. In addition, reasonable information to support the report will be furnished upon request.

        The Union shall have the right to retain, at its own expense, an independent certified public accountant for the purpose of verifying the report described above. In the event that the Company's CPA and the Union's CPA cannot resolve their differences, the Company and the Union shall select a third independent certified public accountant to resolve the matter. If the Company and the Union are unable to agree to an acceptable independent public accountant, the parties agree to select an independent accounting firm from a list of five major independent accounting firms, by a process of elimination through alternate striking of the firms until only one remains. The list of major independent accounting firms shall be agreed to in a separate letter of agreement. The accounting data supplied to the independent accounting firm shall be limited to data that are essential to verify the Profit Sharing Plan, which shall include PDP payment deductions, Adjusted Earnings Before Taxes, Actual Capital Expenditures, profit sharing hours, and, if applicable, cash flow justification. All confidential or proprietary information supplied or otherwise made available to the independent accounting firms any union representatives pursuant to this Agreement shall be held in the strictest confidence and used only for the purpose of verifying amounts to be distributed to employees under this plan. The cost of any such audit shall be shared equally by the Company and the Union. If the Union does not request an independent third audit within forty-five (45) days of its receipt of the report from the Company's CPA described above, such report shall be deemed accepted, and the Union shall thereafter have no right to challenge the report to make a request for any audit for the subject fiscal year.

        F. The Company shall not make any Profit Sharing Plan payments to any person until all employee objections described in Paragraph D above have been resolved.

        G. Under no circumstances other than defined below shall the Company be required to contribute to the Profit Sharing Plan Pool, for any fiscal year more than the total amount calculated pursuant to Paragraph A above. To the extent that the Company, for any reason, over-funds the Profit Sharing Plan Pool for any fiscal year, the Company shall deduct the amount of such over-funding from the Profit Sharing Plan Pool for the next fiscal year or years in which the Profit Sharing Plan makes a payment until all the overpayment is recovered. If for any reason the Company should under-fund the Profit Sharing Plan Pool, the under-funding shall be repaid and distributed in accordance with this plan.

        H. Payments under the Profit Sharing Plan shall be included as compensation for income tax, F.I.C.A., union dues and pension purposes, but shall not be a part of an employee's pay for any other purpose and shall not be used in the calculation of any other Company payment, allowance or benefit.

                                   APPENDIX E

                                TURN COORDINATORS

        The Union and the Company recognize a need for proper manning and efficient utilization of turn coordinators. A turn coordinator is a true working member of the crew, who has the responsibility to direct the activities of others. In order to address and resolve differences concerning this position, the parties have discussed and agreed to the following:

        1. The Company will identify to the Union, turn coordinator assignments and current personnel who are working as turn coordinators. Future turn coordinator vacancies in those positions will be filled on a seniority basis from within the line of progression. Employees awarded those positions will be paid three job classes above the highest job they supervise. If, due to an increase in operations or to fill for temporary vacancies, additional turn coordinators are needed, they will be assigned in seniority order from a list of employees who have expressed an interest in being trained as turn coordinators and who have satisfactorily completed a voluntary leadership training program established by the Company at the Company's expense. Employees electing to train as a turn coordinator will
                (1) have the requirements and responsibilities (i.e. personnel and crew attendance, safety, work performance, etc.) reviewed with them; (2) have their training period outlined; (3) have the evaluation system explained and their performance reviewed with them a minimum of once every two (2) weeks. If an employee is removed from the turn coordinator position, either voluntarily or at the discretion of Management, he will return to his former incumbent position. Should the employee feel that his/her removal from that position was unwarranted, they may initiate a grievance consistent with Article 16 of the Agreement.

                                   APPENDIX F

                                  SUCCESSORSHIP

        The Company agrees that it will not directly or indirectly sell, convey, assign, or otherwise transfer any plant or operation or significant part thereof covered by a Labor Agreement with the United Steelworkers of America to any other party ("Buyer") who intends to operate the business as the Company had, unless the following conditions have been satisfied prior to the closing date of the sale:

        A. The Buyer shall have entered into an Agreement with the Union recognizing it as the bargaining representative for the employees within the existing bargaining units.

        B. The Buyer shall have entered into an Agreement with the Union establishing the terms and conditions of employment to be effective as of the closing date.

        This provision is not intended to apply to any transactions solely between the Company and any of its subsidiaries or affiliates, or its parent company including any of its subsidiaries or affiliates; nor is it intended to apply to transactions involving the sale of stock, except if (i) a plant or operation or significant part thereof, which is covered by such Labor Agreement(s), is sold to a third party pursuant to a transaction involving the sale of stock of a subsidiary of the Company or (ii) a transaction or series of transactions results in a change of Control of the Company. For purposes of this Appendix F, "Control" when used with respect to any business entity means the power to direct, but not merely influence, the management and policies of such business entity, directly or indirectly, whether through voting power or by contract or otherwise. This Appendix F shall not apply to an offering of registered securities that are sold to greater than twelve (12) investors.


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



                                          APPENDIX G

                                    MEMORANDUM OF AGREEMENT

        In order to better implement and apply the provisions of Article 13,
Section 6 Alcoholism and Drug Abuse, and to comply with existing state and federal laws, the Company and the Union have discussed and agree to the following terms and conditions as an addendum to Article 13, Section 6, and as such it is not intended to change or alter any other provisions of the Collective Bargaining Agreement.

        1. The initial cutoff levels for the following six (6) drugs or classes of drugs shall be used when screening specimens to determine whether or not they are negative.

                Marijuana Metabolites        50 ng/ml
                Cocaine Metabolites          300 ng/ml
                Opiate Metabolites           300 ng/ml
                Phencyclidine                25 ng/ml
                Amphetamines                 1,000 ng/ml
                Alcohol                      80 mg/dl

                Any results at or above the foregoing levels will be considered a positive test result. In the event NIDA lowers the cutoff level for any of the substances listed above, the parties agree to lower the level accordingly.

        2. When an employee is discharged following a positive drug or alcohol test, a Step 1 meeting will be held with appropriate Management and Union representatives within five (5) working days of the date of discharge. If it is determined in the Step 1 meeting that the discharged employee is to be offered a "Last Chance Agreement", the Company representative from Human Resources will explain the differences in the two types of Last Chance Agreements which may be offered, and the procedure the employee is required to follow prior to reinstatement. The Company representative and the Union Grievance Committeeman will work together to impress upon the employee his/her requirements to strictly comply with the terms of the Last Chance Agreement which is offered.

        3.      The two Last Chance Agreements to be used are attached as
                Exhibit I and II of this Agreement. The first Agreement (Exhibit
                I) is to be offered in situations where the discharged employee recognizes that he/she may have a drug and/or alcohol abuse problem. Consequently, the employee will be required to go to the Employee Assistance Program for an evaluation, such evaluation shall take into consideration the employee's duration of usage of drugs and/or alcohol, the addictiveness of such substance and the standard treatment for such condition, and if required, complete a rehabilitation program. The second type of Agreement

                (Exhibit II) will be used when the employee maintains that he/she does not have an abuse problem and that the drug and/or alcohol problem can be corrected without the assistance of a rehabilitation program. At a minimum, however, an employee who is offered the second type of Agreement must attend a drug and alcohol awareness class.

        4. The Company and the Union agree to establish a "Company/Union Drug and Alcohol Abuse Committee." The Committee will consist of two (2) members from the Union (the President and the Grievance Committee Chairman), and two members of management. In the event an employee discharged for drugs or alcohol is from the Grievance Committee Chairman's home department, the Secretary of the Grievance Committee will replace the Grievance Committee Chairman in that one (1) instance. The two Company members will be from Human Resources or one member may be a Management representative from a department other than the one in which the discharged employee works. The Committee will function as outlined in the provisions of this Agreement.

        5. In addition to testing an employee for drugs and alcohol consistent with the provisions of Article 13, Section 6, the Company may also test an employee who has signed a Last Chance Agreement at any time for a period of one (1) year following the signing of either type of Last Chance Agreement. Further, the Company may also test the employee who is working under the terms of a Last Chance Agreement any time he/she returns from any absence from work in excess of seven (7) days (excluding vacations) for a period of up to five (5) years after the signing of the Last Chance Agreement. An employee will not be randomly drug or alcohol tested pursuant to this provision during the period of time that his enrollment in a rehabilitation program has been temporarily delayed through no fault of the employee. The period may not exceed fourteen (14) days unless mutually agreed to by the parties. The Last Chance Agreement will expire after a period of five (5) years after the signing of the Agreement, provided there are no further infractions of this type in that period of time.

        6. If an employee tests positive for drugs or alcohol after signing a Last Chance Agreement, he/she will be immediately suspended from work. The employee will remain on suspension until the Company/Union Drug and Alcohol Abuse Committee have an opportunity to meet with the suspended employee. The meeting will be held within seven (7) working days of the date of the employee's suspension. The intent of the meeting will be to hear and discuss the employee's explanation for his/her second positive drug and/or alcohol test. If the Committee determines that the employee had extenuating circumstances which led to legitimate and documented reasons for his/her actions (i.e. recent divorce, death in the immediate family, etc.), the employee may be reinstated with an extended suspension and a reinstruction that any additional positive drug or alcohol tests will result in discharge. If the Committee determines that the employee did not have a legitimate reason for a second positive test (i.e. the deer hunt, poker game, etc.), the employee's suspension will be converted to discharge.

        7. The Company will supply the Union and the employee with a release of information form which an employee may elect to sign. The release will allow the appropriate Company Representative to supply the employee with the drug and/or alcohol test results (including the level at which the employee tested), and to supply that information to the Union.

        8. This Agreement will become effective on the date of the Collective Bargaining Agreement, and it will have no bearing or affect on any drug and/or alcohol related cases which occurred prior to June 14, 1993.

                                           EXHIBIT I

                                    MEMORANDUM OF AGREEMENT

        The following Agreement provides John Doe #00000 with the opportunity to resolve any and all issues related to his discharge (date) for reporting to the plant and/or working under the influence of illegal drugs (or alcohol). Mr. Doe has had the following conditions reviewed with him by the Company and the Union and agrees that he must comply with the following:

1. Mr. Does must meet with a professional counselor from the Employee Assistance Program in order to evaluate the extent of his condition and a recommendation for treatment. If a treatment program is recommended, or the employee selects a program which exceeds the E.A.P. recommendations, he must successfully complete the drug (or alcohol) rehabilitation program and supply management with proof of attendance to and successful completion of said program. Mr. Doe will be returned to employment provided he is medically certified as competent to do so by both a qualified representative of the rehabilitation institution and a physician.

2. If a treatment program is recommended and at any time Mr. Doe fails to comply with the requirements of that rehabilitation program, such that the intent of the rehabilitation effort cannot be met, the agreement to return grievant to work will become null and void with his status as an employee being converted to discharge. Further, if the rehabilitation effort is complete and after having returned to work, he again returns to an alcoholic or drug afflicted state or tests positive for illegal drugs or is found working in a condition unfit for work, he understands he will be suspended pending a review by the Company/Union Drug and Alcohol Abuse Committee. If the Committee determines that Mr. Doe was clearly responsible for his actions, the suspension will be converted to a discharge. If Mr. Doe fails to comply with the terms of the agreement and is subsequently discharged, he understands he will not be eligible to be rehired as an employee of Geneva Steel.

3. The discharge issued to Mr. Doe will be converted to a suspension to cover a period of time from (date) until the day he returns to work at Geneva Steel.

4. Management has complied fully with Article 13, Section 6 -- Alcoholism and Drug Abuse by allowing the employee to return to active employment following his evaluation and, if required, involvement in a drug (or alcohol) rehabilitation program. With the signing of this Agreement, Mr. Doe acknowledged he is not entitled to any further consideration under
        Section 6.

5. Mr. Doe understands that he must report off in a timely fashion and properly substantiate any absences as required by Management consistent with department report off and absenteeism policies.

6. Mr. Doe agrees to submit to a drug or alcohol test at any time during the next year from the signing of this Agreement, solely at Management's discretion, as condition of his continued employment at Geneva Steel.

7. Mr. Doe agrees to submit to a drug or alcohol test any time he returns from an absence from work in excess of seven (7) days (excluding vacations) for a period of five (5) years from the signing of this Agreement.

8. This Agreement is without prejudice or precedent and shall not be referred to in the handling of similar issues should they arise.


-----------------------------               ---------------------------------
Union Representative                        Management Representative


-------------------                         ---------------------
Date                                        Date

I have read, understand, and agree with the terms of this Agreement.

-----------------------------               ----------------------
Signature                                   Date

                                   EXHIBIT II

                             MEMORANDUM OF AGREEMENT

        The following Agreement provides John Doe #00000 with the opportunity to resolve any and all issues related to his discharge of (date) for working under the influence of illegal drugs (or alcohol). Mr. Doe has had the following conditions reviewed with him by the Company and the Union and agrees that he must comply with the following:

1. Management has complied fully with Article 13, Section 6 -- Alcoholism and Drug Abuse by returning the employee to active employment following his positive drug (or alcohol) test on (date). With the signing of this Agreement, Mr. Doe acknowledges he is not entitled to any further consideration under Section 6.

2. Mr. Doe has informed the Company and the Union that he is physically able to perform the full scope of his job duties and does not require any form of rehabilitation. Such being the case, if at any time in the future, Mr. Doe is again found to be working in an unfit condition or tests positive for illegal drugs (or alcohol), he understands he will be suspended pending a review by the Company/Union Drug and Alcohol Abuse Committee. If the Committee determines that Mr. Doe was clearly responsible for his actions, the suspension will be converted to a discharge. If Mr. Doe fails to comply with the terms of this Agreement and is subsequently discharged, he understands he will not be eligible to be rehired as an employee of Geneva Steel.

3. The discharge issued to Mr. Doe will be converted to a suspension to cover the period of time from (date) until the day he returns to work at Geneva Steel.

4. Mr. Doe understands that he must report off in a timely fashion and properly substantiate any absences as required by Management consistent with department report off and absenteeism policies.

5. Mr. Doe agrees to submit to a drug or alcohol test at anytime during the next year from the signing of this Agreement, solely at Management's discretion, as a condition of his continued employment at Geneva Steel.

6. Mr. Doe agrees to submit to a drug or alcohol test any time he returns from an absence from work in excess of seven (7) days (excluding vacations) for a period of five (5) years following the signing of this Agreement.



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



7. This Agreement is without prejudice or precedent and shall not be referred to in the handling of similar issues should they arise.


-----------------------------               ---------------------------------
Union Representative                        Management Representative


-------------------                         ---------------------
Date                                        Date

I have read, understand, and agree with the terms of this Agreement.

-----------------------------               ----------------------
Signature                                   Date

                                   APPENDIX H

                          PERFORMANCE DIVIDEND PLAN FOR
                     GENEVA STEEL BARGAINING UNIT EMPLOYEES

                                  INTRODUCTION

        The Performance Dividend Plan (PDP) is designed to provide incentive payments to Bargaining Unit employees which recognize their contribution to increased productivity as compared to base levels. The PDP provides a dividend for increased Prime Shipped Tons. The PDP will be calculated each month and a performance dividend for the month will be included in the employee's pay in the following month consistent with the calculations set forth below.

                                   DEFINITIONS

Shipped Tons

        Shipped Tons include every ton of steel which is produced at the Geneva Plant, as defined in the Collective Bargaining Agreement, as hot rolled product through the 132" Mill facility, slabs shipped and sold in slab form to commercial customers and not further processed in any form at Geneva, and cast foundry merchant products for merchant sales, and is actually shipped to any customer during the month for which the calculation is being made.

Secondary Shipped Tons

        Seconds include any steel product which when produced is defective in relation to the order or specification for which it was made (such as defects in chemistry, gauge, width, length, shape or surface) or which is damaged in the course of production, handling or shipping, regardless of when or where that defect or damage is discovered.

Prime Shipped Tons

Prime Shipped Tons are defined as Shipped Tons minus Secondary Shipped Tons.

Base Prime Shipped Tons

        Because this program is designed to pay a dividend, for performance above stated levels, a "base" has been defined for Prime Shipped Tons. The actual base number for each month will vary, depending on the number of days in the month. A table showing the Base Prime Shipped Tons for each month is set forth in Determinants and Base Quantities below.



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



Fixed Dividend Percent

        A fixed dividend of 2.5% will be paid for the month when the Actual Prime Shipped Tons exceeds the Base Prime Shipped Tons established for that month.

Incremental Prime Shipped Tons

        Incremental Prime Shipped Tons are the tons calculated by subtracting the Base Prime Shipped Tons from the Actual Prime Shipped Tons.

Incremental Prime Shipped Tons Determinant

        The PDP is designed to pay an increasing dividend for each Prime Shipped Ton above the monthly base. To determine how much each Incremental Prime Shipped Ton above the Base Prime Shipped Ton is worth, there is a "Determinant", which, when applied to the incremental tons above the base, will produce a PDP%. The PDP% when applied to the individual base rate, will determine the dollar per hour for the PDP payment. The following table shows the incremental Prime Shipped Tons Determinant.

                            PERFORMANCE DIVIDEND PLAN
                        DETERMINANTS AND BASE QUANTITIES

Prime Shipped Tons

1.      Fixed Dividend %:

        Prime Shipped Tons over Base Prime Shipped Tons for the month = 2.5%

2.      Incremental Prime Shipped Tons Determinants:

                                                          Dividend % Per Incremental
               Month                                      Prime Shipped Ton
               -----                                      -----------------

               February                                   .00016657%
               February (Leap Year)                       .00016082%
               April, June, September,                    .00015546%
                      November
               January, March, May, July,                 .00015045%
                      August, October, December

3.      Base Prime Shipped Tons Quantities:

                                                          Base Prime Shipped
               Month                                      Tons Per Month
               -----                                      --------------

               February                                   103,562
               February (Leap Year)                       107,260
               April, June, September,                    110,959
                      November
               January, March, May, July,                 114,657
                      August, October, December


                               PRIME SHIPPED TONS

                                      RULES

1. The PDP will go into effect on the effective date of the Collective Bargaining Agreement and will remain in effect for the duration of the Agreement. Eligible employees will be those defined as participants under the Profit Sharing Plan for Geneva Steel Bargaining Unit employees, Appendix D, Paragraph B.

2. The PDP will be calculated each month and a performance dividend for the month will be included in the employee's pay in the following month consistent with the calculations set forth in the Determinants and Base Quantities shown above.

3. PDP payments under this plan shall be included as compensation for income tax, FICA, union dues, pension purposes, and as otherwise required by law, but shall not be part of employee's pay for any other purpose.

4. For purposes of calculating an individual's PDP payout, the Performance Dividend will be applied to the lesser of the first 173.3 hours worked or the number of hours the employee actually worked during the month.

5. The fiscal year Profit Sharing Plan payments to employees, if any, will be reduced by PDP payments made during the period for which the profit share is calculated.

6. If an employee's PDP payment is less than $.33/hour based on the Company's plan, the Company pays the employee $.33/hour on the PDP hours determined for the month.

                                   APPENDIX I

                                   401(K) PLAN

        Effective March 1, 1996, the Company will provided a twenty-five percent (25%) match to employee contributions of up to four percent (4%) to the 401(K) Plan. The matching contribution may be made in cash or in Company stock.
Example: If an employee contributes $100 of his or her gross pay, the Company will add an additional $25 in cash or Company stock.

                                   APPENDIX J

             VOLUNTARY EMPLOYEE BENEFICIARY ASSOCIATION (VEBA) TRUST

        A tax-exempt trust under Section 501(c)(9) of the Internal Revenue Code ("VEBA Trust") to fund post-retirement benefits for future retirees from the USWA Bargaining Unit was established as part of the 1995 negotiations. The parties agree to the following modifications with respect to the VEBA trust:

1. Future Company contributions to the VEBA Trust shall consist of, and be limited to: (i) the amount by which forfeitures have reduced or will reduce the Company's pension contributions to the Geneva Steel Union Employees Savings and Pension Plan from April 1, 1998 through March 31, 2001, (ii) $.15 for each hour of work performed by Union employees for the Company from May 1, 1998 through March 31, 1999; (iii) $.20 for each hour of work performed by Union employees for the Company from April 1, 1999 through March 31, 2000; and (iv) $.25 for each hour of work performed by Union employees for the Company from April 1, 2000 through March 31, 2001.

2. There will the three (3) VEBA Trustees appointed by the Company and three (3) VEBA Trustees appointed by the Union, with majority of appointees of each party required for decision making. In the event of a deadlock, the dispute shall be submitted to impartial binding arbitration under procedures to be established. The Trust will pay the reasonable and necessary administrative costs related to the VEBA Trust, excluding fiduciary insurance coverage for Trustees which will be paid by the Company.

3. The VEBA Trustees shall develop a plan of retiree (including dependents and surviving spouses) medical and life insurance benefits that has the objective of approximating the coverage providing for active Union employees. In order to preserve a reasonable portion of Trust assets for Union employees retiring after the term of this Agreement, the Trustees may require retiree premium contributions by retirees and surviving spouses comparable to other Basic Steel companies. In addition, Trustees may alter benefits and/or premium contributions to preserve Trust assets based on the level of Company contributions, investment returns, increases in the cost of providing benefits, and in the event of changes in the Company's financial circumstances that would substantially affect anticipated VEBA Trust funding.

4. The Company and Union will agree upon revised VEBA Trust language incorporating the above principles.

                                   APPENDIX K

                                     LETTER

                                                   February 18, 1998



Mr. Dallas Alexander
United Steelworkers of America
Subdistrict 5
5300 South 360 West, Suite 350
Murray, Utah 84123

        Re:    Right to Make Offer on Sale of Assets

Dear Mr. Alexander:

        In connection with the recently completed negotiations between the United Steelworkers of America ("USWA") and Geneva Steel Company (the "Company"), the parties have reached the following understanding:

1.      a.      Should the Company decide or be presented with an offer to sell or otherwise transfer: (i) a controlling interest in the corporate entity which owns all or a substantial portion of its assets (a "Controlling Interest"), or (ii) all or a substantial portion of its facilities ("Facilities") (either or both, the "Assets"), it will so notify the USWA in writing and grant to the USWA the right to organize a transaction to purchase the Assets. In no case, however, shall the Company enter into any agreement or understanding to sell the Assets without first complying with the provisions of this letter unless compliance with such prohibition would, based upon an opinion of counsel, constitute a breach by an director of such director's obligations to the Company or its shareholders. For purposes of this provision, a Controlling Interest shall be defined as fifty percent (50%) of the common equity stock of the Company or with respect to a business entity, the power to direct, but not merely influence, the management and policies of such business entity, directly or indirectly, whether through voting power or by contract or otherwise.

        b. Subject to the USWA and the Company entering into a Confidentiality Agreement, the Company will provide the USWA with information and access to Company personnel and facilities needed to determine whether it wishes to make an offer. Such information and access shall be of the type customarily provided to similarly situated prospective purchasers for such Assets.



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Mr. Dallas Alexander
February 18, 1998
Page 2
-------------------------

        c. During the first thirty (30) days from the date the Company notifies the USWA pursuant to Paragraph 1.a above, the Company will not enter into a contract for the sale of the Assets unless compliance with such prohibition would, based upon an opinion of counsel, constitute a breach by any director of such director's obligations to the Company and its shareholders. The USWA shall be entitled to submit a written offer to purchase the Assets at any time during such thirty (30) day period.

        d. During the next sixty (60) day period, the Company will be free to accept offers from other entities for the Assets and the USWA will be entitled to submit an offer during such period if submitted prior to acceptance by the Company of such other entity's offer. During such period, the Company shall provide the USWA five (5) business days notice prior to accepting an offer from an entity other than the USWA.

        e. In the event the thirty (30) day period referred to in Paragraph 1.c has elapsed, the Company shall be entitled, subject to this Paragraph 1.e and Paragraph 1.f, to enter into an agreement to sell such Assets to any purchaser, including the USWA, provided that such a transaction must close within one (1) year after the end of such period. If the Assets have not been sold during such one (1) year period, the Company must comply again with the provisions of this letter agreement before selling such Assets.

        f. In the event that the USWA submits an offer within the time periods set forth in paragraphs 1.c or 1.d above and prior to the Company's acceptance of an offer during the period set forth in 1.d above, the terms of this paragraph shall apply. The Company shall be entitled to enter into a binding purchase agreement with regard to the Assets with an entity other than the USWA provided that the transaction contemplated by such purchase agreement is, in the reasonable business judgement of the Board of Directors of the Company, more favorable to the Company than the USWA offer. In evaluating such offers, the Board of Directors of the Company may take into account any relevant factors, such as, without limitation, the purchase price, form of consideration, down payment, break up fees, security, structure, timing, identity of the offeror, risk of non- consummation, impact on business of the Company, other obligations of the Company and other relevant legal, contractual, financial and political considerations. Nothing contained herein shall require the Company to accept any offer by an entity, including the USWA, for the purchase of the Assets. In the

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Mr. Dallas Alexander
February 18, 1998
Page 3
---------------------

        event that the Company elects to accept an offer, the Company shall not be under any obligation to accept an offer from the USWA if it is not the most favorable offer or to negotiate with the USWA concerning such offer.

2. The rights granted the USWA under this letter agreement may not be transferred or assigned by the USWA except that its rights may be assigned to and exercised by an acquisition entity established by or for the USWA-represented employees covered by the above-referenced labor agreement; and, further provided, that said employees shall own directly or indirectly through an employee stock ownership (or similar) plan, a material portion of the voting equity interests in such acquisition entity.

3. Notwithstanding the foregoing, the Company's failure to abide by the provisions of this Agreement shall not be the basis of preventing the sale of assets; rather, the remedy of the USWA shall be limited to actual damages which the Company and the USWA agree shall be limited to not more than $10 million.

4. This Agreement shall remain in effect for the term of the Agreement between the USWA and Geneva Steel Company, dated May 1, 1998 (the "Collective Bargaining Agreement") and shall expire at the termination date of said Collective Bargaining Agreement.

5. Notwithstanding any other term of this Agreement, the provisions of this Agreement shall be of no legal effect to the extent such terms are inconsistent with the duties and obligations of the Company under any financing agreement previously entered into in good faith by the Company. The foregoing right to bid shall not be deemed to cover an offering of registered securities that are sold to greater than twelve
        (12) investors.

6. "Confidentiality Agreement" as used herein shall mean a written agreement which is reasonably acceptable to the Company and entered into between the Company and a prospective purchaser (including, if applicable, the USWA) governing the furnishing, confidential treatment and use of any non-public, proprietary and/or confidential information, whether written or oral, which the Company may provide to a prospective purchaser regarding the Company and/or Assets the Company may offer for sale. In the event the Company and the USWA are unable to agree upon, and execute, such a Confidentiality Agreement, the Company shall not be obligated to deliver to the USWA any of said non-public, proprietary and/or confidential information.


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Mr. Dallas Alexander
February 18, 1998
Page 4
------------------------

        If the foregoing confirms our mutual understandings and agreements, please sign and return to me the duplicate original copy of this letter agreement at your earliest opportunity.

                                   Sincerely,

                                   GENEVA STEEL COMPANY



                                   By: /s/ Carl E. Ramnitz
                                      --------------------------------------
                                       Carl E. Ramnitz
                                       Vice President
                                       Human Resources

ACKNOWLEDGED AND AGREED TO
this ____day of ______1998.

UNITED STEELWORKERS OF AMERICA


By: /s/ Dallas Alexander
   -----------------------------
        Dallas Alexander

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


                                   APPENDIX L

                            PARTIES TO THE AGREEMENT

        The parties to this Agreement shall be the United Steelworkers of America (the "Union" or the "USWA") and Geneva Steel Company ("Geneva" or the "Company") and any future Parent Company. Geneva agrees that it will not consummate a transaction, the result of which would cause the Company to come under the Control of another company or business entity ("Parent Company") without first ensuring that said Parent Company becomes a signatory to this Agreement. The foregoing sentence shall not apply to an offering of registered securities that are sold to greater than twelve (12) investors. For purposes of this Appendix L, Control shall be defined as ownership of fifty percent (50%) of the common equity of the Company.

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

                                   APPENDIX M

                        LETTER OF AGREEMENT ON NEUTRALITY

                                                         February 18, 1998



Mr. Dallas Alexander
United Steelworkers of America
Subdistrict 5
5300 South 360 West, Suite 350
Murray, Utah 84123

Dear Mr. Alexander:

        This will confirm our understanding reached during the 1998
Negotiations.

A. NEUTRALITY

        The Company and the Union agree that the Company's continued success and our employee's continued job security hinge upon a constructive and harmonious relationship between the Company and the Union built on trust, integrity, and mutual respect. We are committed to continuing efforts to foster and maintain such a relationship.

        We also know from experience that when both parties are involved in an organizing campaign directed at unrepresented Company employees there is a risk that election conduct and campaign activities may have a harmful effect on parties' relationship. Therefore, it is incumbent on both parties to take appropriate steps to insure that all facets of an organizing campaign will be conducted in a constructive and positive manner which does not misrepresent to employees the facts and circumstances surrounding their employment and in a manner which neither demeans the Company or the Union as an organization nor their respective representatives as individuals.

        To underscore the Company's commitment in this matter, it agrees to adopt a position of neutrality in the event that the Union seeks to represent any non-represented employees of the Company.

        Neutrality means that the Company shall not, in any way, hinder the Union's conduct of an organizing campaign, nor shall it demean the Union as an organization or its representatives

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Mr. Dallas Alexander
February 18, 1998
Page 2
-------------------


as individuals. Also, the Company shall not provide any support or assistance of any kind to any person or group opposing Union organization of the Company's employees.

        For its part, the Union agrees that all facets of its organizing campaign will be conducted in a constructive and positive manner which does not misrepresent to employees the facts and circumstances surrounding their employment. The Union shall not hinder the Company's conduct of its business nor shall it demean the Company as an organization or its representatives as individuals.

        The Company's commitment to remain neutral shall cease if during the course of an organizing campaign, the Union or its agents intentionally or repeatedly (after having the matter called to the Union's attention) misrepresent to the employees the facts and circumstances surrounding their employment or conduct a campaign demeaning the integrity or character of the Company or its representatives.

B. HIRING

        1. For all hiring in a Covered Workplace (as defined in Section F-4 herein) in any unit(s) appropriate for bargaining (prior to the existence of a Collective Bargaining Agreement), the Company shall extend preferential consideration in hiring over outside applicants to qualified interested employees covered by this Labor Agreement with the USWA (including laid off employees hereunder), all in accordance with the following.

        2. The Company shall treat applicants who are employees covered by this Labor Agreement as presumptively qualified for such hiring if they perform or have performed the same or similar jobs as those to be filled. Nevertheless, it is understood that the Company shall have the right to reject a particular applicant covered by this Labor Agreement, provided that the Company can demonstrate that such applicant lacks reasonable and necessary qualifications or that other applicants are more relevantly qualified, and provided further that this Company right shall not be used for the purpose of defeating the existence of a Union majority among the representative complement of employees in such bargaining unit(s). In addition, the Company reserves the right to reject applicants to preclude an unreasonable dilution of skills at an existing facility.



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Mr. Dallas Alexander
February 18, 1998
Page 3
--------------------


        3. In determining whether to hire any applicant at a Covered Workplace (whether or not such applicant is an employee covered by this Labor Agreement), the Company shall refrain from using any interview, test, or other selection procedure designed and intended, among other things, to eliminate or otherwise disadvantage applicants based on their attitudes or behavior toward unions or collective bargaining.

        4. In each case covered hereunder, the parties shall meet prior to any hiring to discuss in good faith the detailed application of the above principles and to develop procedures for the consideration and hiring of interested employees covered by the Company's Labor Agreement with the USWA.

C. SCOPE OF THE UNIT

        As soon as practicable after notification by the Union of its interest in organizing unrepresented employees, the parties will meet to attempt to reach an agreement on any issues relating to the scope, appropriateness and makeup of the unit sought by the USWA. In the event that the Company and the Union are unable to agree on any such issues, either party may refer the matter to the Dispute Resolution Procedure contained in Section H of this Neutrality Agreement.

D. ACCESS TO COMPANY FACILITIES

        Upon written request, such request to be made no more frequently than twice a year, the Company shall grant access to its facilities to the Union for an elapsed period not to exceed sixty (60) days for the purpose of distributing literature and meeting with unrepresented Company employees. Distribution of Union literature shall not compromise safety or production or disrupt access or egress. Distribution of Union literature inside Company facilities and meetings with unrepresented Company employees inside Company facilities shall be limited to non-work areas during non-work time. Union representatives shall notify appropriate Company labor relations officials before engaging in the above activities to schedule access to Company facilities and arrange for access, including, if requested, tables in non-work areas and shall not disrupt the normal business of the facility.


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Mr. Dallas Alexander
February 18, 1998
Page 4
----------------------


E. UNION RECOGNITION

        In the event that the Union demands recognition on the basis of a card majority, the parties will request that the American Arbitration Association, or other mutually agreeable third-party neutral, conduct a card check within ten
(10) days of the making of the request. The American Arbitration Association or third-party neutral shall compare the authorization cards submitted by the Union against original handwriting exemplars of the entire bargaining unit furnished by the Company and shall determine if a simple majority of the eligible employees has signed cards. The list of eligible employees shall be jointly prepared by the Union and the Company.

        If the Union secures a simple majority of authorization cards, as certified in the procedure described above, of the employees in an appropriate bargaining unit, the Company, and any other entity required to do so under the terms of this letter agreement, shall recognize the Union as the exclusive representative of such employees without a secret ballot election conducted by the National Labor Relations Board. The authorization cards must unambiguously state that the signing employees desire to designate the Union as their exclusive representative for collective bargaining purposes.

F. SCOPE OF THIS NEUTRALITY AND RECOGNITION AGREEMENT

        1. Rules with Respect to Affiliates and Parent Corporation

        For purposes of this letter agreement, the Company also includes (in addition to the Company): (i) any business entity which owns a controlling interest in the Company (a "Parent Company"), (ii) any Affiliate of a Parent Company (any one or combination of (i) and (ii) a "Related Party") or (iii) any Affiliate of the Company, and the obligations and commitments in this letter applicable to the Company are applicable to a Related Party and/or any Affiliate of the Company.

        For purposes of this letter agreement, "Affiliate" means any business entity, including but not limited to, a corporation, partnership or limited liability company, in which the company now (i) owns, directly or indirectly, more than fifty percent (50%) of the equity of such entity or (ii) exercises Control.


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Mr. Dallas Alexander
February 18, 1998
Page 5
----------------------

        For purposes of this letter agreement, "Control" or "Controlling Interest" when used with respect to any business entity means the power to direct, but not merely influence, the management and policies of such business entity, directly or indirectly, whether through voting power or by contract or otherwise.

        2. Rules with Respect to Other Covered Entities

        a. For purposes of this letter agreement, Other Covered Entity means any business entity, including but not limited to, a corporation, partnership or limited liability company, engaged in the Business, in which the Company currently has an investment or makes an investment after the date hereof and in which the Company directly or indirectly: (i) owns more than forty percent (40%) of the entity of such entity or (ii) owns less than forty percent (40%) equity interest, but (a) becomes a material investor (equal to at least twenty percent (20%) of the equity ownership of the entity), (b) makes a material investment or series of investments (which in the aggregate are equal to at least twenty-five percent (25%) of the book equity of the Company at the time such investment(s) is (are) made) or (c) exercises Control over the entity.

        Other Covered Entity shall also include any business entity including, but not limited to a corporation, partnership or limited liability company, engaged in the Business, in which the Company holds less than a forty percent (40%) equity interest and in which the Company and other companies which are obligated to the Union under a "Neutrality" provision similar to the provisions hereof hold interests which when combined with the Company's interest constitute a Controlling Interest.

        It is understood that the relationship between the Company and any Affiliate or Other Covered Entity shall be a "Covered Relationship." For purposes of this letter agreement, the "Business" means (i) the mining, refining, processing, production, handling, or transportation of raw materials used in the making of steel, (ii) steelmaking, steel-finishing, steel-processing or steel-fabricating or (iii) other similar business.

        b. The Company shall not hereafter enter into any agreement or arrangements which would, by virtue of such agreement or arrangement, create an "Other Covered Entity" without first ensuring that said Other Covered Entity adopts this letter agreement, but solely with respect to the other Covered Entity and any entity thereafter created, directly or indirectly, by said Other Covered Entity.



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Mr. Dallas Alexander
February 18, 1998
Page 6
----------------------

        c. With respect to any entity with which the Company currently has a Covered Relationship, the Company shall cause such Other Covered Entity to become party to this Neutrality Agreement and achieve compliance with its provisions.

        3. Rules with Respect to a Parent Company

        The Company agrees that it will not consummate a transaction, the result of which would directly or indirectly cause the Company to come under the Control of another Company (a "New Parent") without first ensuring that said New Parent to the extent it is engaged in the Business, and any entity that is engaged in the Business with which the New Parent thereafter establishes a Covered Relationship, agrees to be bound by this Neutrality Agreement. This paragraph shall not apply to an offering of registered securities that are sold to greater than 12 investors.

        4. Covered Workplace

        For purposes of this Neutrality Agreement a "Covered Workplace" shall mean any workplace which employs or intends to employ employees who are eligible to become represented by a labor organization and which is required to adopt this letter agreement pursuant to the terms hereof.

G. BARGAINING IN NEWLY-ORGANIZED UNITS

        Where the Company recognizes the Union pursuant to the above procedures, the parties shall meet within fourteen (14) days to begin negotiations for a collective bargaining agreement covering the new bargaining unit. The Union agrees that the new collective bargaining agreement shall reflect the spirit of partnership between the Company and the Union and that the model for such new agreement with regard to employment security, work systems and working conditions shall be the current contract between the Union and the Company, modified with respect to wages, benefits and practices to take into account the industry and the geographic location of the newly organized entity.

        If, after sixty (60) days from the commencement of such negotiations, the parties are unable to successfully negotiate a labor agreement, the matter shall be submitted to interest arbitration in accordance with procedures to be developed by the parties.



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Mr. Dallas Alexander
February 18, 1998
Page 7
------------------------

H. DISPUTE RESOLUTION

        Any alleged violation or dispute involving the terms of the foregoing, including unit determination, may be brought by either party to a Joint Board of Arbitration made up of one (1) representative each of the Company and the Union. If the alleged violation or dispute cannot be resolved by the Joint Board of Arbitration such dispute shall be referred to an arbitrator selected from the Arbitration Panel. A hearing shall be held fourteen (14) days from the referral and the arbitrator shall issue a decision within five (5) days thereafter. Such decision shall be in writing but need only succinctly explain the basis for the findings. All decisions by the arbitrator pursuant to this letter shall be based on the terms of this letter and the applicable provisions of the law.

                                        GENEVA STEEL COMPANY



                                        By: /s/ Carl E. Ramnitz
                                           ----------------------------------
                                            Carl E. Ramnitz
                                            Vice President
                                            Human Resources

ACKNOWLEDGED AND AGREED TO
this ____day of _____________1998.

UNITED STEELWORKERS OF AMERICA


By: /s/ Dallas Alexander
   ------------------------------
        Dallas Alexander

                                   APPENDIX N

                              PARTNERSHIP AGREEMENT
          MEMORANDUM OF UNDERSTANDING ON UNION AND EMPLOYEE INVOLVEMENT

SECTION 1 -- PURPOSE AND INTENT.

        The Union and the Company agree that their goal is to attain the objectives set forth in this Memorandum. They also agree that these goals can best be accomplished when information and decision-making authority as well as responsibility are shared at all levels of the business. Accordingly, the parties have agreed to work toward the objective of establishing a strategic partnership. This commitment to working together on an ongoing basis must extend from the Board Room and the Executive Office to the Shop Floor and the Union offices and be driven by a shared vision of the needs for continuous improvement in joint decision-making processes, employee participation, the parties' relationship, and all aspects of the business.

        The purpose of this Memorandum is to provide a framework for Union and employee participation in joint decision making; full and continuing access by appropriate Union representatives to the books, records and information relevant to the purposes and objectives of this Memorandum; encouraging the implementation of new and innovative approaches to the way work is performed; and the establishment of a comprehensive training and education program, all as further described herein.

        The parties recognize that the changes contemplated by this Memorandum must evolve. Accordingly, the local parties must have the flexibility to design participative structures that best meet their needs at any given time and that can change as Company circumstances and experience warrant.

SECTION 2 -- OBJECTIVES.

        In furtherance of their understanding on long-term employment security, the parties have agreed to pursue the following objectives and commitments:

        A. Improving the quality, service, productivity and competitiveness of the business and its products and seeking profitability on a sustained basis;


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        B.      Work environments that are safer, fairer, more equitable, less authoritarian and less stressful;

        C. The ability to respond rapidly to changes in the marketplace, in products and in customer needs;

        D. Increased worker responsibility and influence in workplace decision-making;

        E. Joint mechanisms by which technology will serve the interests of both the business and the workers affected by the change;

        F. Full and timely access by the Union and all employees to information concerning Company decisions affecting the working lives of employees;

        G. Understanding the current state of competitiveness and its relationship to "World Class" standards;

        H. Reduction of all overhead costs, including managerial, supervisory, and other non-bargaining costs;

        I.      Encouraging the use of problem solving approaches to issues;

        J. Commitment to higher skill development, better jobs, education and more productive utilization of a skilled work force;

        K. Compliance with public policy and environmental laws and regulations;

        L. Acceptance and support by the Company of the Union and acknowledgment of its role as an essential vehicle in attaining these objectives;

        M. Acceptance and support by the Union of the Company and acknowledgment by the Union of its role as an essential vehicle in attaining these objectives.

SECTION 3 -- FULL AND CONTINUING ACCESS TO INFORMATION.

        At all times during the term of the Basic Labor Agreement, appropriate Union representatives (including consultants and advisors) shall have access to financial and operational information that is relevant to the development and implementation of the Business Plan as well as reasonable access to Company employees and advisors who are responsible for such information. As used in this Memorandum, the term "Business Plan" shall refer to the Company's short-term business plan and long-term strategic and operating plan, including such elements as those involving products, pricing, markets, capital spending, short and long-term cash flow forecasts, and the method and manner of funding or financing the Business Plan.

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Without limiting the foregoing, the Company shall provide the appropriate Union representatives with early practicable notification of any contemplated significant transactions involving mergers, acquisitions, and continuing updates regarding dispositions, joint ventures and new facilities to be constructed or established by the Company, its subsidiaries, joint ventures, or other entities in which the Company has a financial interest. Access to and the use of the types of information described in this paragraph will be covered by a confidentiality agreement in form and substance satisfactory to the parties.

        The Union will provide the Company with information regarding Union activities, organizational changes, bargaining and political objectives, other plans or developments that might affect the Company and appropriate access to the Union officers and its Executive Board.

SECTION 4 -- COMPREHENSIVE TRAINING AND EDUCATION PROGRAM FOR COMMITTEE MEMBERS, BARGAINING UNIT EMPLOYEES, AND NON-BARGAINING UNIT EMPLOYEES.

        The parties recognize that the goals of this Memorandum can be attained only by a commitment to comprehensive and ongoing training and education. Accordingly, the Joint Leadership Committee (described below) shall establish training programs necessary to the purposes of this Memorandum. Without limiting the comprehensiveness or continuity of the training and education required by this Memorandum, such activities will, unless otherwise agreed to, include at least the following minimum standards and guidelines:

        A. Both Company and Union representatives shall receive training by their respective organizations in how, consistent with their organization's goals, they can accomplish the objectives of this Memorandum through participation and involvement activities and such training shall, unless otherwise agreed to, include up to the following levels, it being understood that during the first year of this Agreement the following are minimum levels:

                1. All members of the Joint Leadership Committee and Facilitators and Assistants: five (5) days per year.

                2. All members of the Department Boards and any Joint Problem Solving Teams: twelve days per year.

                3. All other leadership figures of the local parties to this Memorandum: five (5) days per year.

        B. By mutual agreement, the Joint Leadership Committee shall sponsor a program for at least annual orientation and appropriate training of all members of joint committees created under this Memorandum.


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        C.      The Joint Leadership Committee shall develop a training program designed to increase the skills of Bargaining Unit and Non-Bargaining Unit employees concerning the purposes of this Memorandum. Such program shall commence with instruction on how best to pursue organizational objectives through participation activities, such instruction to satisfy the following minimum levels: for Bargaining Unit employees, a one-day Union-taught orientation session; for front line supervisors, managers, and other excluded personnel a one-day management-taught orientation session.

        D. The Company shall fund all training programs referred to in this Section. This shall include reasonable and necessary expenses incurred by employees and employee time spent in such training as though it were time worked and employees shall suffer no loss of earnings as a result thereof. The Joint Leadership Committee shall establish reasonable policies and procedures for the application of this paragraph.

        E. Training referred to in this Section, other than Union training, shall be jointly developed and implemented.

SECTION 5 -- PARTNERSHIP MECHANISMS.

        A.      Joint Leadership Committee

                1.      Appointment and Composition

                        A Joint Leadership Committee ("J.L.C.") shall be established. The Co-Chairmen of this Board will be Chief Executive Officer of the Company and the District Director. The other members shall include the Vice President-Human Resources, plant manager of the plant, the Union staff representative, the Local Union President, and Local Union members appointed by the Local Union President. If any one of the designated Union representatives is serving on a similar committee at another steel company (to which the Company objects) or is otherwise unable to serve on the J.L.C., the District Director shall appoint an alternate. The J.L.C. total number of members shall not exceed ten and shall have an equal number of management and Union representatives.

                2.      Meetings

                a. The J.L.C. shall hold its meetings at least quarterly and, whenever possible, in conjunction with the Company's business planning meetings. These meetings will be for the purpose of reviewing and ensuring progress in the development and implementation of Partnership programs. A

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



                        review of and discussion of the current business status and future outlook for the Company will be a regular agenda item at these meetings.

                b. All members of the J.L.C. shall have the opportunity to attend and participate on a monthly basis in a normal staff meeting of top management officials. Such members of the J.L.C. shall give reasonable advance notice of their desire to attend any such meeting and shall cooperate with the Company in the scheduling and arranging of such attendance and participation, the availability of which shall not be unreasonably withheld by the Company. Nothing in this Memorandum shall permit the Union members of the J.L.C. to participate in the portion of any managerial meetings in which the subject matter involves the Company's strategy for collective bargaining negotiations, grievances and other labor relations issues or legal claims, including, without limitation, lawsuits or administrative proceedings involving the Union or employees of the Company, salaried compensation, management development activities, and similar personnel matters.

        3.      Information

                Subject to Section 3, the Joint Leadership Committee shall receive detailed and in-depth reports regarding all significant business and labor matters relating to: the Business Plan; technological changes and plans; manpower planning; safety and health measures; customer evaluation; major organizational issues; facilities utilization; and other significant issues and concerns raised by the members of the J.L.C.

        4.      Reports

                Consistent with Section 2 above, the J.L.C. shall report to Local Union and management personnel (which shall include all members of Plant-wide and Department-level Boards as well as any Problem Solving Committees they may establish) on matters such as: activities of the J.L.C., major issues being considered by the J.L.C. and information relevant thereto; other information to keep the Local Union leadership and management informed and capable of further discussion of issues related to the Plant and the Union.

        5.      Role of the Joint Leadership Committee

                a. The Union members of the Joint Leadership Committee shall have joint decision-making authority with respect to the Business Plan as defined in section 3 above as well as significant technological changes as defined in
                        Section 5.A.(6)(b) of this Memorandum.

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                b.      The J.L.C. will be responsible for developing and
                        implementing programs to achieve the objectives of
                        Section 2 of this Memorandum.

                c. The Joint Leadership Committee shall work toward achieving improved productivity levels through the Plant, bearing in mind the competition in the products produced at the Plant. To this end, the J.L.C. shall have the ongoing responsibility to ensure that they and the Department-level Boards (described below):

                        (1) Understand and communicate the current state of competitiveness and its relationship to "World Class" standards.

                        (2) Identify areas and activities for special emphasis on improvement, and work with the appropriate Departmental Boards in implementing plans for such improvements.

                        (3) Identify and address inter-departmental, inter-unit or other barriers which are impeding improvement.

                        (4) Monitor the management of employees available as a result of productivity improvements and the value received from their efforts.

                        (5)     Establish budgets for partnership programs.

                6.      Scope of Responsibility

                a.      Workplace Redesign

                        (1)     Authorization

                                At the request of the J.L.C. (which shall include the assent of a majority of the union members of the J.L.C.) The parties may agree to establish an Approved Work Redesign Program. An Approved Work Redesign Program within the meaning of this Memorandum is a workplace redesign program that includes: the establishment of operating work groups or teams of self-directed work teams or groups; or the implementation of other new and improved ways of performing work.

                        (2)     Required Elements



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                                Any workplace redesign program in the bargaining
                                unit that involves the establishment of
                                operating work groups or teams or self-directed work teams or groups must be: a joint endeavor; cause the workplace to be more open, more safe, more equitable, less authoritarian and less stressful; eliminate unnecessary supervision; change the role of supervisors from directing to coaching; and give the workers greater influence, responsibility and input into day-to-day operations, including, if the J.L.C. so determines, planning, scheduling and administrative functions not traditionally performed by bargaining unit members.

                b.      Technological Change

                        The J.L.C. shall establish a new technology development and implementation program (Technological Change Program) which shall include the following elements:

                        (1)     Advance Notice

                                The Company shall provide the J.L.C. advance notice of any proposed significant technological change no later than the time the Company's outline of various options with respect thereto is first developed. Such notice shall be in writing, shall contain to the extent possible supporting information outlined below, and shall include updates of new or revised information necessary to full and current understanding of the proposed change. In the case of emergency technological changes, the Company shall give the maximum notice and information possible under the circumstances.

                        (2)     Information

                                Within the time periods referred to above, the Company shall give the J.L.C. the following information:

                                (a)     a description of the purpose and
                                        function of the technological change,
                                        and how it would fit into existing
                                        operations and processes;

                                (b) the estimated cost of the technology, a cost justification of it, and the proposed timetable for it;


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



                                (c) disclosure of any service or maintenance warranties or contracts provided or required by the vendor (if any);

                                (d) the number and type of jobs (both inside and outside the bargaining unit) which would be changed, added, or eliminated by the technological change;

                                (e)     the anticipated impact on the skill
                                        requirements of the work force;

                                (f)     details of any training programs
                                        connected with the new technology
                                        (including duration, content, and who
                                        will perform the training);

                                (g) an outline of other options which were considered by the Company before formulating its proposed changes; and

                                (h) the expected impact of the change on job content, pace of work, safety and health training needs, and contracting out.

                                Union representatives on the J.L.C. may request and receive reasonable access to Company personnel knowledgeable about any proposed technological change (including outside consultants) to review, discuss, and receive follow-up information concerning any technological changes proposed by the Company or Union or their effects on the bargaining unit.

                                The use of the information contemplated by this subsection will be covered by a confidentiality agreement in form and substance satisfactory to the parties.

                        (3) Union Joint Decision-making Authority with Respect to Technological Change

                                The Union members of the J.L.C. shall have joint decision-making authority with their Company counterparts over both the decision to make technological change and the effects of such change. With respect to the effects of such change they shall consider the following: the number and type of jobs required by the changed technology; the skill and training requirements for each such job; the details of any new or changed training associated with the technology; the inclusion of such job in the bargaining unit; any new work rules or operating procedures associated with the

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

                                technology; and any health, safety, or
                                environmental programs required by the
                                technology.

                        (4) As used herein, the term "technology" shall mean significant advances in machinery, equipment, controls and materials, and changes in software that significantly change the content of bargaining unit jobs. The phrase "technological change" shall mean introduction of new technology, significant changes in existing technology, or both.

        B.      Department-level Boards

                1. The J.L.C. shall establish Department-level Board Committees in specific departments or operational units for purposes as outlined herein, and as agreed to by the parties. The Department-level Board Union co-chair shall be appointed by the Local Union President and the Company co-chair shall be appointed by management. Additional members of the Department Board Committee shall be drawn equally from the Company and Union.

                2. Department Boards shall study matters assigned to them by the J.L.C. or as they may agree upon and report any findings back to the J.L.C. Such matters may relate to, among other things, continuous improvement in quality, customer satisfaction, productivity, costs, job enrichment/enhancement, safety and improved work life. Upon direction of the J.L.C., Department Boards may: (i) devise measurements and goals to meet plans adopted by the J.L.C.; and (ii) be responsible for communicating plans, results, business information, and overall employee involvement updates to the employees in their area and to the Joint Leadership Committee.

                3. Department Boards shall receive the resources (including problem solving training and information) necessary for them to determine the best solution to specific problems. They shall not have the authority to modify, detract, or delete any portion of the Local Seniority Agreement or the Basic Labor Agreement.


        C.      Problem Solving Teams

                1. The J.L.C. may create one or more Problem Solving Teams to study and report back on a specific problem or project. They shall receive the


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                        resources (including problem solving training and
                        information) necessary for them to determine the best solution to specific problems.

SECTION 6 -- EMPLOYEE COMMUNICATIONS.

        A. Critical to the accomplishment of the objectives of this Memorandum is timely, ongoing, and unimpeded communication between and among the committees created by this Memorandum and employees. Accordingly, the parties agree as follows:

                1. The results of any meetings of Joint Committees created by this Memorandum, including the information and opinions exchanged, the conclusions reached, and the level of participation achieved may be conveyed as the parties shall decide to all employees through their working groups by joint communication from Union representatives and department supervision.

                2. J.L.C. shall encourage behaviors, attitudes, forums, and opportunities that enlist the know-how and ingenuity of workers in achieving the goals of this Memorandum. The J.L.C. may convene meetings of any combination of employees, Department Boards, and Problem Solving Committees to advance the purposes of this Memorandum.

                3. As the activities fostered by this Memorandum proceed, it is expected that joint committees will need to consult with and observe the work of committees at other Plants outside the Company. The J.L.C. may consider appropriate means for disseminating reports of the activities of the Department Boards or Problem Solving Teams among each other.

SECTION 7 -- SAFEGUARDS AND RESOURCES.

        A.      No joint committee may amend or modify the Basic Labor
                Agreement.

        B. No committee authorized by this Memorandum may effect any action with respect to contractual grievances.

        C. Service on any Plant-wide, Departmental, or Problem Solving Team created under this Memorandum shall be voluntary.

        D. The Union will strive to be a full participant in the processes and mechanisms established by this Memorandum and Bargaining Unit employees will be encouraged and expected to perform their duties within the parameters established


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

                hereunder. However, no employee may be disciplined or discharged for lack of commitment to participation or involvement processes.

        E. Employee participation and training shall normally occur during normal work hours and the employee shall be compensated and reimbursed in the same manner as set forth in Section 4.D. above.

        F. No committee established under this Memorandum may recommend or effect the hiring, discipline, or discharge of any employee.

        G. At the invitation of the Co-Chairs of any committee created hereunder, appropriate Union representatives, Company representatives or outside experts may attend a Committee meeting.

        H. All meeting time and necessary and reasonable expenses of joint committees shall be paid for by the Company and employees attending such meetings shall be compensated and reimbursed in the same manner as set forth in Section 4.D. above.

        I. Union members on joint committees shall be entitled to: adequate opportunity on Company time to caucus for purposes of study, preparation, consultation, and review, and shall be compensated and reimbursed in the same manner as set forth in Section 4.D. above. Requests for caucus time shall be made to the appropriate Company management representative in a timely manner, and such requests shall not be unreasonably denied.

        J. Joint committees may agree to employ experts from within or outside the Company as consultants, advisors or instructors and such experts shall be jointly selected and assigned.

        K. Decisions on the selection or retention of facilitators shall be made by the J.L.C. whose members shall give due regard for the needs of their constituents.


SECTION 8 -- FINAL DECISION MAKING AUTHORITY.

        A. The parties have entered into this Partnership Agreement for the purpose of making the Union and the employees participants in the joint decision making process of the Company. After sharing information and fully discussing and exchanging ideas and fully considering all views about issues of mutual interest and concern to the parties, decisions should be reached that are satisfactory to all. It shall be the goal of the Committee to abide by a consensus decision-making



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

                model in rendering decisions, resolving issues and implementing plans for the success and well-being of the enterprise and its employees.

                The Joint Leadership Committee shall bear responsibility for making decisions and resolving issues relative to development and implementation of policies and procedures (as well as the nature of employee involvement) in matters which regard, but are not limited to, the following:

                1. Counseling with respect to work-related problems;

                2. Monitoring compensation plans, if any, agreed upon by the parties, such as bonus payment plans;

                3. Interpersonal skill development for all members of the enterprise through training in leadership, consensus decision-making, issue resolution and team building; and

                4. Establishment of mutually agreed upon work patterns and schedules.

        B. Finally, in the event joint decision-making is unable to produce agreement over a matter as to which, absent this Memorandum, management has the right to make a unilateral decision, the management person responsible shall have the right to make a final decision concerning such matter, and such decision shall not be subject to the grievance procedure. With respect to any matter in this Memorandum which deals, in part, with various matters as to which Management has not heretofore had the unilateral right to make decisions, this Memorandum gives Management no greater right to make unilateral decisions regarding such matters than it would have in the absence of this Memorandum. In all events, the process of decision making under this Memorandum (including the full participation of the Union representatives and employees in the process as provided in this Memorandum and the Company's commitments concerning information, access, and training in this Memorandum) is subject to the grievance procedure and arbitration. As to a particular decision, the Company's failure to follow the procedural requirements of this Memorandum shall not be the basis for preventing the implementation of that decision. The dispute shall be heard by an Arbitrator provided for under the grievance and arbitration provisions of the Collective Bargaining Agreement.

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

                                 April 14, 1998



Mr. Dallas Alexander
United Steelworkers of America
Subdistrict 5
5300 South 360 West, Suite 350
Murray, Utah 84123

Dear Dallas:

        As part of the 1998 labor agreement, the parties have entered into a comprehensive partnership agreement that includes a joint effort to accomplish gains in productivity and to take advantage of attrition by instituting modern work practices.

        In order to help assure the success of this extremely important program, the company and union agree that the newly established Joint Leadership Committee will immediately explore upon its establishment the assignment of a Bargaining Unit employee as a full-time facilitator assigned to work under the direction of the co-chairs of the partnership committee.

                                        Sincerely yours,

                                        GENEVA STEEL COMPANY


                                        By: /s/ Carl E. Ramnitz
                                            ------------------------------------
                                            Carl E. Ramnitz
                                            Vice President Human Resources

ACKNOWLEDGED AND AGREED TO
this ____ day of _______________, 1998.

UNITED STEELWORKERS OF AMERICA

By: /s/ Dallas Alexander
    -------------------------------------
        Dallas Alexander

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


                                   APPENDIX O

                       MEMORANDUM OF UNDERSTANDING ON THE
                   REVITALIZATION OF TRADE AND CRAFT TRAINING

The parties are committed to the establishment and preservation of a highly skilled, efficient maintenance workforce in sufficient number to carry out a successful maintenance program. It is also their purpose to accomplish the foregoing as much as possible with Bargaining Unit employees.

Therefore the following shall apply:

A.      Trade and Craft Review Committee

        Within three (3) months of the effective date of the 1998 Basic Labor Agreement, the local parties will establish a Joint Trade and Craft Plan Committee, made up of two (2) representatives designated by the Local Union, and an equal number of representatives designated by the Company, at least one (1) of whom shall be experienced in maintenance supervision or maintenance management. The Committee will meet regularly and will receive required technical assistance from appropriate Company or Union resources.

B.      Study of Trade and Craft Workforce

        The Committee will be responsible for examining the present maintenance workforce, considering such future changes in maintenance requirements that can be identified, and developing the specific information described below:

        1. determine the number of maintenance employees in each trade or craft;

        2.      develop an age profile for all craft employees;

        3. assess the anticipated attrition rates for the maintenance workforce over the next five (5) years;

        4. assess the availability of employees in the plant's workforce who are qualified to enter craft training programs;

        5. identify potential avenues by which employees can receive basic education training to qualify for craft training programs;

        6. evaluate the appropriateness of existing and new craft training programs, and the necessity of developing additional craft training programs, giving due

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


                consideration to changing technology and future skill needs. Recommend changes to standards, type, and length of training as appropriate.

        7.      examine current craft overtime levels;

        8. examine methods by which productivity can be improved through additional training of craft employees;

        9. examine the plant's projected new construction, replacement, and rehabilitation programs during the next five years, recognizing that such programs are susceptible to termination, modification, and scheduling change, and assess potential craft involvement in such work; and

        10. assess the level of plant trade and craft forces necessary to meet reasonably anticipated long-term future maintenance needs, bearing in mind all the above items and given the anticipated modernization and possible future workforce restructuring.

        The Study will commence immediately upon the establishment of the Committee.

C.      Maintenance Training Plan

        Within six (6) months from the date of its establishment, the Committee will submit a report to the Union Sub-district director and the Company Vice President of Human Resources, setting forth its findings with respect to the matters set forth in Section B. In addition, the Committee will develop a recommendation for implementation of a Trade and Craft Training Plan designed to fill anticipated maintenance needs. The recommended plan will include an implementation date, the minimum number of employees to be trained or retrained in each trade or craft within a defined period, the method of training, and provisions for upgrading the skills of incumbent trade or craft employees. In developing the plan, the following guidelines/goals shall apply:

        1. provide sufficient number of trained trade and craft employees to meet long-term future maintenance needs, without the use of excessive overtime, and in accordance with the contracting out provisions of the Basic Labor Agreement, bearing in mind anticipated modernization and possible future workforce restructuring;

        2. make reasonable efforts to draw qualifiable trainees for trade and craft occupations from the ranks of the current workforce; and


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        3.      complete training as quickly as feasible, consistent with the actual requirements of the trade or craft job, as determined by the Committee, and giving due consideration to the cost of such training.

        The Committee report will include separate statements by the parties with respect to any finding or recommendation to which they disagree.

D.      Action by the Union and Company
        (i.e. District Director & Vice President of Human Resources)

        Within sixty (60) days of receipt of the report submitted by the Committee, the Chairmen may: (1) approve an agreed-upon plan submitted by the parties; (2) modify any plan as they may mutually agree; or (3) disagree, in whole or in part, with respect to any recommendations contained in a submitted plan. With respect to any plan components as to which the Chairmen disagree, the dispute will be promptly referred to an Arbitrator selected from the Arbitration Panel, the arbitration to be conducted pursuant to procedures to be agreed upon by the Chairmen of the Committee. The dispute will be resolved on the basis of a "final offer" submission by the parties at a hearing. The Arbitrator will determine which of the submissions best meets the guidelines and goals spelled out in Section C of this Memorandum of Understanding. The Arbitrator shall have the power to determine the procedures pursuant to which the hearing is conducted.

E.      Preservation of Plan

        Except where the training or continued training of additional trade and craft employees is no longer justified due to changed conditions such as depressed economic periods and/or facility shutdowns, the agreed to plan shall not be discontinued during the term of the Basic Labor Agreement.

Approved by:

GENEVA STEEL COMPANY                        UNITED STEELWORKERS OF AMERICA



By: /s/ Carl E. Ramnitz                     By: /s/ Dallas Alexander
    -----------------------------               --------------------------------
        Carl E. Ramnitz                            Dallas Alexander


Date:___________________________            Date:_______________________________




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


                                   APPENDIX P

                   JOINT REVIEW OF OUTSIDE COMMERCIAL ENTITIES

Mr. Dallas Alexander
United Steelworkers of America
Subdistrict 5
5300 South 360 West, Suite 350
Murray, Utah 84123

Dear Mr. Alexander:

        During the 1998 negotiations, the Union expressed interest in improving the quality of the Company's purchasing and supply relationships. This letter will serve to confirm our understandings on this subject.

        In our discussions, the Company confirmed that it already seeks to promote a practice of using only vendors and suppliers meeting minimum standards of corporate responsibility. In this connection, the Union has raised two concerns: first, as a procedural matter, that the Union be given a voice in the selection of bidders, suppliers, vendors, providers, consultants, and the like (hereinafter "Outside Commercial Entitles") meeting the criteria for business responsibility outlined in this letter of understanding; and second, that the parties' joint definition of "responsible" Outside Commercial Entities be clarified to include respect for and compliance with the public policies and other standards enumerated below.

        The parties agree that a joint committee consisting of three members appointed by the Company and three members appointed by the Union will be established (the "OCE Committee") within 60 days to review all arrangements (new or existing) with Outside Commercial Entities which, prior to the establishment of the OCE Committee, fell within the responsibility of Management. In conducting their review and approval process, the OCE Committee shall consider as its decision-making criteria the performance of the Outside Commercial Entities with respect to the following:

        *       cost, service and competitive bidding;

        * performance in achieving safe and healthful workplaces and compliance with applicable occupational safety and health laws and regulations;

        * adherence to employment and workplace laws and regulations, including Title VII of the Civil Rights Act, Executive Orders on equal employment opportunity and the Americans with Disabilities Act;


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



        * environmental record and performance under applicable environmental law and regulation; and

        * demonstrated commitment to the creation and retention of high-skill, high paying jobs in America, particularly in those communities in which the Company operates.

        As soon as practicable after the effective date of this Agreement, the OCE Committee shall adopt a plan for the systematic and regular review of the Company's relationships with outside commercial entities.

        In the event joint review is unable to produce agreement over a matter as to which, absent this letter, management has the right to make a unilateral decision, the management person responsible shall have the right to make a final decision concerning such matter, and such decision shall not be subject to the grievance procedure.

        This letter of understanding shall not be construed to affect any rights and obligations of the parties under the contracting out clause of the Basic Labor Agreement.

                                        Sincerely yours,

                                        GENEVA STEEL COMPANY



                                        BY: /s/ Carl E. Ramnitz
                                           -------------------------------------
                                           Carl E. Ramnitz
                                           Vice President of Human Resources

ACKNOWLEDGED AND AGREED TO
this ____ day of ____________, 1998.



UNITED STEELWORKERS OF AMERICA



By: /s/ Dallas Alexander
    ---------------------------------
     Its:____________________________


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



                                   APPENDIX Q

            LEAVE OF ABSENCE POLICY FOR INTERNATIONAL UNION EMPLOYEES

                                 March 17, 1998



Mr. Dallas Alexander
United Steelworkers of America
Subdistrict 5
5300 South 360 West, Suite 350
Murray, Utah 84123

Dear Dallas:

        The Subject of Company leaves of absence for employees who leave their employment with the Company to become employees or elected officials of the International Union (International Union employees or elected officials shall not for definition purposes of this policy include any local Union employees or elected officials) was discussed by the parties during the negotiations.

        1. As a result of that discussion, the parties have reached the following agreement with respect to any person who:

                (a) First becomes an Officer or Director of the International Union after April 1, 1998 or

                (b) Becomes an employee of the International Union and whose probationary period expires on or after April 1, 1998.

                (c) Was an Officer or Director or employee of the International Union prior to April 1, 1998, but was not as of that date accruing service for Company pension purposes (for time spent as an Officer, Director or employee of the International Union) pursuant to a valid agreement providing for such accrual.

        2. An individual described in paragraph 1 shall be granted a leave of absence from the Company concurrent with the period of his permanent employment with the International Union.



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



Mr. Dallas Alexander
Page 2
March 17, 1998
-----------------------


        3. Once an individual described in paragraph 1 is made a permanent employee of the International Union (by completing his probationary period) that person shall, from that point forward and while he retains his leave of absence status with the Company, not receive any service credit for Company pension purposes.

        4. Such person shall accumulate continuous service for purposes of recall to employment and for all other purposes under the Labor Agreement, except pensions, provided that he shall not be entitled to receive any contractual benefits during the period of his leave of absence or receive retiree health care benefits from the Company if he is eligible for coverage in the International Union health care plan for retirees.

                                        Very truly yours,



                                        Carl E. Ramnitz
                                        Vice President
                                        Human Resources

Confirmed:

/s/ Dallas Alexander
-----------------------------
Dallas Alexander

Date:


------------------------------



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


                                   APPENDIX R

                          FAMILY AND MEDICAL LEAVE ACT

The Company and the Union affirm their compliance with and implementation of the Family and Medical Leave Act of 1993 (FMLA) and further agree to the following particulars regarding employee eligibility and entitlement.

1.      GENERAL

        A. The FMLA provides for up to twelve (12) weeks of unpaid leave each year for eligible employees to take care of a serious health condition of certain family members or of employees themselves, and for the birth, adoption or foster placement of a child. The law also requires the continuation of certain benefits under certain conditions while on leave and includes certain notice requirements in order to obtain the leave.

        B. A copy of the summary of the law and employee rights thereunder is available at the Employee Benefits Office and will be issued upon request and at the time any FMLA leave is requested. The required posting under FMLA will be maintained by the Company.

        C. FMLA under this Appendix shall be available to any employee who has six (6) months or more of continuous service as calculated pursuant to the Seniority provisions of the Labor Agreement.

        D. This Appendix shall become effective on April 1, 1998. Any covered employee then on leave of absence which would otherwise be covered under the FMLA will be designated on FMLA leave beginning April 1, 1998. An employee already on designated FMLA leave as of April 1, 1998 will not begin a new 12-week maximum leave entitlement, but will be subject to all other terms and conditions of this Appendix.

2.      ELIGIBILITY AND ENTITLEMENT

        A. There shall be no hours worked requirement for the twelve (12) months preceding the start of the leave.

        B. The twelve (12) weeks unpaid leave entitlement under the FMLA shall be measured on a rolling twelve (12) month period measured backward from the date any FMLA leave is used.


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        C.      A pregnant employee who continues at work until certified as totally disabled shall, effective at the conclusion of the period of disability, be entitled to a Parental Leave for a period of up to twelve (12) weeks.

3.      INTERMITTENT OR REDUCED LEAVE SCHEDULING

        A. An employee seeking leave in other than continuous weeks must certify to Management why such schedule is necessary, and must schedule the time off in the manner least disruptive to the Plant's operating needs.

        B. Where leave is sought other than in full day increments, the employee may be assigned by Management to any available position consistent with the Collective Bargaining Agreement and paid an equivalent rate for that position, for the portion of the shift actually worked. The employee may not displace anyone who was assigned to the employee's normal position for the period of absence except at Management's discretion.

        C. Where leave is sought in increments of less than a full work week, if Management, consistent with the Collective Bargaining Agreement, is able to accommodate the need for time off by adjusting the employee's work schedule (including, but not limited to, altering the shift assignment or the scheduled workdays), no leave need be provided.

        D. Where leave is requested in other than continuous weeks and where Management considers it desirable to do so in order to avoid disruption to the operation, absent mutual agreement between the parties the employee may be assigned to an open comparable position, without regard to the employee's own seniority, for the period of time during which intermittent leave may be required. The employee shall be paid an equivalent rate for the assigned position.

4.      NOTICE

        A. In the case of unforeseeable leave sought for care of the serious health condition of the employee or a family member, the Department Head and Employee Benefits Office shall be notified as soon as possible (within forty-eight hours) of learning of the need for leave, and the need, expected duration, and schedule of the leave explained.

                1. In the case of such leave, following the initial notice provided above, a written notice shall be provided as soon as possible, but in no event more than fifteen (15) calendar days from the time the need for the leave arises. This notice shall be accompanied by a certification signed by the attending physician or other health care provider and shall include:

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



                        (a)     the date on which the condition commenced;

                        (b)     the probable duration of the condition;

                        (c) appropriate medical information regarding diagnosis, regimen of treatment and need for hospitalization, sufficient to enable the Company to reasonably review the request; and

                        (d) medical information for employee's serious health condition that he is unable to perform work, or for family member why it is necessary for the employee to provide care to the family member and an estimate of the amount of the employee's time necessary for that care.

                2. Where the leave is to be taken in other than a single continuous period of time, the notice shall also include:

                        (a) the date on which the medical treatment is expected to be given;

                        (b)     the duration of such treatment;

                        (c) the medical necessity for leave to be granted on an intermittent basis; and

                        (d) the expected duration of the need for an intermittent schedule.

                3. Certification forms can be obtained from the Employee Benefits Office.

5.      PAY DURING FMLA LEAVE

        A. Employees seeking FMLA leave under this Appendix may be required by management to utilize up to one week of unused paid vacation in either single days or a full week.

        B. An employee may request to utilize additional paid vacation during the FMLA leave time. Management reserves the right to approve such a request where it involves a change in the vacation schedule.

        C. Except for the substitution of paid vacation and the utilization of Sickness and Accident, or Workers' Compensation benefits, all time off provided shall be unpaid. Time off without pay granted pursuant to the FMLA shall be considered as time not worked through choice of the employee and may not be utilized in connection with a claim by the employee under any provision of this Agreement for any wages, benefit or entitlement, eligibility for which is related to hours worked unless the employee otherwise meets the eligibility requirements for such wage, benefit or entitlement. This exclusion includes, but is not limited to, such matters as reporting pay, overtime, profit-sharing, PDP, guaranteed hours, holiday pay, or short week benefit.

6.      TERMINATION OF LEAVE

        A. The anticipated duration of the leave sought shall be established at the time the leave is granted. Upon termination of a leave, the employee shall be reinstated to the same or an equivalent position as that held at the time the leave commenced, consistent with his seniority, unless there was an intervening event including but not limited to a reorganization or force reduction. In the latter event, the employee shall be reinstated to the same position or status which would have been held after the intervening event if leave had not been taken.

        B. An employee who wishes to return from leave prior to the scheduled return date must give the Department Head and Employee Benefits Office twelve (12) days notice of his desire to return, unless the Employee Benefits Office agrees to a shorter period in a particular case.

        C. An employee on FMLA will be eligible for sickness and accident benefits in the event of an illness or injury arising during the FMLA leave, if all other requirements for S & A eligibility are met. At the end of eligibility for S & A benefits, the employee may return to FMLA leave status, if eligible, until the date FMLA leave was originally scheduled to end. The weeks for which S & A benefits are paid will not be counted toward the 12-week maximum.

7.      CONTINUOUS SERVICE

        Leave of absence under this program shall not constitute a break in the employee's length of continuous service, and the period of such leave shall be included in his length of continuous service under the Labor and Benefits Agreements.

8.      BENEFIT CONTINUATION

        A. All employees will continue in benefit coverage during such leave, provided the employee is otherwise eligible for such coverage under provisions of the FMLA and the employee continues making any normally required premium or other payments in a manner acceptable to the Company.

        B. In the event an employee fails to return to work or quits after the employee's FMLA leave period has been concluded, the Company will waive its right to seek to recover health insurance premiums for health insurance coverage provided by the Company during such leave, notwithstanding the provision of the FMLA which permits recovery of health insurance premiums under specified circumstances.

9.      GOOD FAITH EFFORTS

        In the event problems develop in implementing this Appendix, whether as a result of changes in the law or regulations or otherwise, the parties agree to use their best efforts to resolve them in a manner designed to assure minimal disruption to the operation, minimize absenteeism, and provide an employee the time necessary to meet family and personal emergencies and obligations.

                                   APPENDIX S

                            EMPLOYMENT SECURITY PLAN

A.      EFFECTIVE DATE

        1. This Employment Security Plan (ESP) shall become effective for eligible employees, as defined in Paragraph C below, the first full week following the effective date of this Agreement.

B.      GUARANTEE

        1. Employees eligible for this ESP may not be laid off during the term of this Agreement except as provided below. If a disaster occurs, the ESP will be terminated. For the purposes of this agreement, disaster is defined as:

                a.      The permanent shutdown of the plant.

                b. A petition in bankruptcy for reorganization or liquidation is filed, and the Court finds that it is necessary to reject this agreement and issues an order under the bankruptcy laws authorizing such rejection.

                c. Severe financial difficulties short of bankruptcy filing. Such financial difficulties must represent a clear and present danger to the Company's viability. Disputes concerning this paragraph shall be subject to immediate arbitration pursuant to a special emergency procedure to be agreed upon by the parties, but in no event longer than 30 calendar days from a request by either for arbitration. Termination can occur under this paragraph only by mutual agreement of the parties or upon a finding by the arbitrator that the financial difficulty asserted by the Company does in fact represent a clear and present danger to the Company's continued viability.

        2. In addition, in the event of a strike, or work stoppage by employees covered by the Basic Labor Agreement, the ESP will be suspended for the duration of such strike or work stoppage.

        3. In addition, in the event of a breakdown or outage which is expected to last for two (2) weeks or more, the ESP may, by mutual agreement, be suspended for affected employees only, for the duration of the breakdown or outage.

        4. Should a strike or work stoppage by others, or a natural disaster, result in a need to reduce planned work activity, the ESP may, by mutual agreement, be suspended until normal operations are restored.

        5. In addition, in the event of a significant decrease in the level of plant operations which is expected to last less than six months, employees affected by the decrease in the level of plant operations and eligible for this ESP pursuant to Paragraph C below may, by mutual agreement, be temporarily scheduled on a thirty-two (32) hours a week basis. Any implementation issues or procedures that arise under this paragraph will be addressed by the local plant implementation committee.

        6. In the case of a permanent shutdown of a department or a substantial portion of a department, layoffs will be permitted but only in accordance with the following:

                a. The appropriate local parties shall promptly meet and consider alternatives designed to provide employment to displaced employees, in accordance with agreed-upon procedures. Absent agreement, subsection b. Shall apply.

                b. Displaced employees in such departments or displaced employees on occupations traditionally, routinely, and regularly dedicated primarily to such departments, and displaced maintenance employees who are displaced from their line of progression as a result of a shutdown of the department or a substantial portion of the department shall be entitled to displace junior employees in accordance with existing seniority rights and labor pool rights. Displaced employees, including those displaced as the result of the exercise of bumping rights referred to in this subparagraph, may be laid off and, if laid off, shall have no entitlement to the protections of this ESP until they are subsequently recalled and become eligible for such protection pursuant to the provisions of this ESP.

                c. "Substantial portion" of a department shall be determined in a manner consistent with the way that term is generally understood in the basic steel industry.

        7. The guarantee provided to active eligible employees by this ESP, except as provided in paragraph 5, is defined as the opportunity to earn forty (40) hours of pay (including hours paid for but not worked, work opportunities declined by the employee, disciplinary time off, absenteeism, report-off for Union business, but excluding overtime pay and premium pay) during any payroll week. An eligible employee on approved leave of absence or medically laid off during any payroll week shall be considered as having been provided employment security during that week, it being understood that the pay, if any, that such an employee is entitled to receive while on approved leave of absence or medical layoff is that provided by applicable law or the labor agreement, not the earning opportunity set forth in the ESP. Similarly, employees working agreed-upon non-normal schedules (i.e., 12 hour, 10 hour, etc.) will be covered in weeks when scheduled fewer than 40 hours but only to the extent of the hours they are normally scheduled during such weeks.

C.      ELIGIBILITY

        1. All employees with at least three years of continuous service and who are active as of April 1, 1998, are eligible for the protections of this ESP. An active employee who does not have a least three years of continuous service as of the effective date of this Plan shall be eligible for this ESP upon attaining three years of continuous service unless he is on layoff at that time, in which case he shall become eligible when he returns to active employment. An employee with three years of continuous service and who is inactive as of the effective date of this Plan shall become eligible for this ESP upon his return to active status. Employees who are laid off in accordance with Paragraph B.6. involving shutdowns that occur after the effective date of this Agreement may become eligible for this ESP only when they return to work.

        2. Any full-time employee hired after the effective date of this ESP shall be eligible for this ESP under its provisions upon attaining three years of continuous service, unless he is on layoff at that time, in which case he shall become eligible when he returns to active employment.

        3. Employees eligible for employment security must continue to fully satisfy the terms and conditions of employment.

D.      IMPLEMENTATION

        The local parties will meet for the purpose of reaching agreement on the implementation of this ESP, including the placement of employees who would have been laid off but for this ESP. Those agreements shall become part of this ESP, and may not be changed except as agreed to by the local plant implementation committee.

E.      RATE OF PAY

        An employee who would have been laid off but for this ESP and who is working in a new job assignment shall receive:

        1. The established rate of pay, including applicable incentives or bonuses, of the job performed, or

        2. In the case of an assignment not falling within the description of an established job, the rate of pay determined by the local plant implementation committee; however, where the local plant implementation committee is unable to reach agreement, the rate of pay for such an assignment shall be the standard hourly wage rate for Job Class 2.

F.      VOLUNTARY LAYOFF PRACTICES AND AGREEMENTS

        1. Upon the effective date of this ESP, all existing practices, agreements, or working conditions which permit voluntary layoffs will be maintained. No employee who elects voluntary layoff shall be disqualified from or lose accrual toward long term layoff protection benefits if, while he is on such layoff, a triggering event under Paragraph B occurs which precludes the employee's return to active employment.

G.      EXISTING RIGHTS

        1. Except as expressly provided in this ESP, nothing in the ESP shall interfere with, limit, detract from, or adversely affect in any way the rights and obligations of the parties set forth in other provisions of the Basic Labor Agreement.

                                  April 9, 1998



Mr. Dallas Alexander
United Steelworkers of America
Subdistrict 5
5300 South 360 West, Suite 350
Murray, Utah 84123

        Re:    Productivity

Dear Mr. Alexander:

        The parties recognize that employment security and productivity improvements are inseparably linked to attaining sustained profitability. Accordingly, the parties agree to the following in order to maximize the effective utilization of the work force and equipment and to achieve continuous improvement through attrition and by implementing new and innovative approaches to the way work is performed.

        1. To accomplish gains in productivity and take advantage of attrition to the fullest extent possible, the Partnership Committee will work vigorously to institute modern work practices which can include, but are not limited to, self-directed work teams, job restructuring, seniority unit restructuring, job assignment changes, operator-assisted maintenance, and practice and scheduling changes.

        2. This process will be managed by the Partnership Committee which may call upon Department Level Board Committees to facilitate changes agreed to pursuant to this letter to avoid filling or backfilling attrition vacancies. The Participation Teams will have a duty and responsibility to work in good faith to facilitate attrition-based force reductions and to drive continuous improvement through the establishment of measurements of performances and productivity goals. Goals will be based on a continual improvement in the Company's competitive position.

        3. In November of each year, the Partnership Committee will develop a proposed attrition-based force reduction plan and the respective measurements of performance for the coming year. The pace of work force reductions will be continuously monitored by the Partnership Committee. On or about October 1 of each year, an assessment will be made of the attrition reductions to date. In the event that attrition is occurring at a rate which will substantially exceed or fail to reach any goals adopted pursuant to this letter, the parties will modify the attrition reduction plan for the following year.

Mr. Dallas Alexander
April 9, 1998
Page 2
-------------------------

        4.      This agreement shall become a part of the Employment Security
                Plan.

                                        Very truly yours,

                                        GENEVA STEEL COMPANY



                                        By: /s/ Carl E. Ramnitz
                                            ------------------------------------
                                            Carl E. Ramnitz
                                            Vice President
                                            Human Resources

ACKNOWLEDGED AND AGREED TO
this ____ day of April, 1998.

UNITED STEELWORKERS OF AMERICA



By: /s/ Dallas Alexander
    -----------------------------
        Dallas Alexander

                             MEMORANDUM OF AGREEMENT
                            JOB ASSIGNMENTS FROM THE
                            EMPLOYMENT SECURITY POOL

Pursuant to Section D of the Employment Security Plan (the "Plan"), the parties agree as follows:

1. Any eligible employee who, absent the Plan would have been laid off after exercising all seniority rights, including applicable seniority pool rights, shall be placed in the Employment Security Pool.

2. Any employee in the Employment Security Pool may be assigned such duties as the Company elects, including but not limited to:

        a. Training or retraining.

        b. Any bargaining unit work which would otherwise be contracted out; provided, however, that such assignment shall be without prejudice to any right the Company may have to contract out such work and shall be deemed to not interrupt an otherwise consistent practice under Article I in the Agreement.

        c. Any bargaining unit work which could be performed at regular rates, rather than at overtime rates.

        d. Any work which otherwise would not be performed; provided, however, that the Company may discontinue such work at any time.

        e. Any bargaining unit work for which no employee not in the Employment Security Pool has a permanent right.

        f. Any work normally performed by non-bargaining unit personnel; provided, however, that such assignment shall be without prejudice to the Company's right to discontinue the assignment of such work to Bargaining Unit employees.

3. Any employee assigned to the Pool will not have the right to select an assignment within the Pool regardless of seniority.

4. Any employee who would otherwise be assigned to the Employment Security Pool has at the time of such demotion the option of taking a voluntary layoff. If the voluntary layoff is selected, the employee is required to stay on layoff for thirty (30) calendar days, unless called back to a job above the Employment Security Pool. If the employee would like to return to work after thirty (30) days, and is otherwise entitled to work pursuant to the terms of the Employment Security Plan, the employee must sign a return to work slip at the Geneva Employment Office. Such employee will be returned to work the week following submission of the signed request.

        This agreement shall become a part of the Plan.

UNITED STEELWORKERS OF AMERICA              GENEVA STEEL COMPANY

By: /s/ Dallas Alexander                    By: /s/ Carl E. Ramnitz
    --------------------------                  -------------------------
    Dallas Alexander                            Carl E. Ramnitz

                                  April 9, 1998

Mr. Dallas Alexander
United Steelworkers of America
Subdistrict 5
5300 South 360 West, Suite 350
Murray, Utah 84123

        Re:    Employment Security Implementation Committee

Dear Mr. Alexander:

        With the adoption of the Employment Security Plan, the parties agree to the establishment of an implementation committee to address issues that may arise under the Plan.

        An Implementation Committee shall be established in the plant, and shall be comprised of at least three members appointed by the Local Union and an equal number appointed by the Company.

        The Implementation Committee shall meet weekly to resolve, consistent with the Labor Agreement, any implementation issue that may arise. After the ESP has been in place, the Committee shall meet as required, or upon the request of three committee members.

        The costs of meeting, including lost time if necessary, shall be met by the Company.

                                        Very truly yours,

                                        GENEVA STEEL COMPANY



                                        By: /s/ Carl E. Ramnitz
                                            ------------------------------------
                                            Carl E. Ramnitz
                                            Vice President
                                            Human Resources

ACKNOWLEDGED AND AGREED TO
this ____ day of April, 1998.

UNITED STEELWORKERS OF AMERICA


By: /s/ Dallas Alexander
    ---------------------------------
        Dallas Alexander

                                 April 16, 1998



Mr. Dallas Alexander
United Steelworkers of America
Subdistrict 5
5300 South 360 West, Suite 350
Murray, Utah 84123

Dear Mr. Alexander:

        In connection with our establishment of an Employment Security Plan ("ESP") as a part of the 1998 Labor Agreement, it was agreed that the provisions of Paragraph B.6. relating to the shutdown of a department or a substantial portion thereof, should apply to employees displaced as a result of certain changes in technology.

        For purposes of this letter, changes in technology shall be defined as installation of (i) additional or new slab heating capacity (e.g., walking beam furnace), (ii) new technology for ironmaking (e.g., Hismelt, Corex), (iii) tilting spouts at the blast furnace, or (iv) substantial pipe mill modernization.

                                        Very truly yours,

                                        GENEVA STEEL COMPANY



                                        By: /s/ Carl E. Ramnitz
                                            ------------------------------------
                                            Carl E. Ramnitz
                                            Vice President
                                            Human Resources

ACKNOWLEDGED AND AGREED TO
this ____ day of April, 1998.

UNITED STEELWORKERS OF AMERICA



By: /s/ Dallas Alexander
    ---------------------------------
       Dallas Alexander

                                 April 16, 1998


Mr. Dallas Alexander
United Steelworkers of America
Subdistrict 5
5300 South 360 West, Suite 350
Murray, Utah 84123

        Re:    Employment Security

Dear Mr. Alexander:

        In recognition of Geneva Steel's size, and geographical location, the parties have agreed that notwithstanding any other provision of this Employment Security Plan ("ESP"):

        The ESP shall be suspended on the first day of the first calendar week immediately following any week in which the actual or scheduled production on the 132" Mill falls below 34,885 tons per week. The Company will not sell slabs purposely to erode the work performed by the Bargaining Unit through application of the foregoing sentence. The ESP shall be similarly suspended, but only with respect to the number of employees directly or indirectly affected thereby, in the event that the actual turns on the Pipe Mill fall below ten (10) eight (8) hour turns per week and/or hot-rolled, flat-plate production on the 132" Mill falls below 5,581 tons per week. If actual or scheduled production returns to a level above the foregoing levels for a four (4) week period, the ESP will be reinstated on the first day of the first calendar week immediately following four (4) week period.

                                        Very truly yours,

                                        GENEVA STEEL COMPANY

                                        By: /s/ Carl E. Ramnitz
                                            ------------------------------------
                                            Carl E. Ramnitz
                                            Vice President
                                            Human Resources

ACKNOWLEDGED AND AGREED TO
this ____ day of April, 1998.

UNITED STEELWORKERS OF AMERICA



By: /s/ Dallas Alexander
    ---------------------------------
        Dallas Alexander

                                 April 16, 1998



Mr. Dallas Alexander
United Steelworkers of America
Subdistrict 5
5300 South 360 West, Suite 350
Murray, Utah 84123

        Re:    Employment Security

Dear Mr. Alexander:

        Notwithstanding any other provision of the ESP, the layoff protections afforded thereunder shall not apply (i) September 1, 1998, or (ii) when the number of employees permanently separated from employment (quits and retirements) after the date hereof, in addition to those on layoff, reaches a total of 200, whichever comes first.

                                        Very truly yours,

                                        GENEVA STEEL COMPANY



                                        By:   /s/ Carl E. Ramnitz
                                           -------------------------------------
                                            Carl E. Ramnitz
                                            Vice President
                                            Human Resources

ACKNOWLEDGED AND AGREED TO
this ____ day of April, 1998.

UNITED STEELWORKERS OF AMERICA



By:   /s/ Dallas Alexander
   ----------------------------------
        Dallas Alexander

                                   APPENDIX T

                     LETTER OF AGREEMENT RE: CONTRACTING OUT



Mr. Dallas Alexander
District 12, Subdistrict 5
United Steelworkers of America
5300 S. 360 W., Suite 350
Murray, Utah 84123

Dear Mr. Alexander:

        This letter will confirm an understanding reached in the 1998 negotiations. In that bargaining, the Union sought clarification of an issue arising under the contracting out provisions of other steel company basic labor agreements.

        The Union pointed to a group of arbitration decisions addressing the question whether the assignment or transfer of bargaining unit work to other company locations outside the bargaining unit or to other units at the same location (represented by unions other than the USWA) falls within the provisions of the contracting out clause. At least one reported case answers in the affirmative, while other decisions go the other way.

        In our 1998 negotiations, the Union advanced persuasive reasons for why our contracting out clause, as currently proposed, adopts the approach of the affirmative decision referred to above. Nonetheless, to clarify the point and remove any doubt, the Union sought this letter of understanding to express our mutual agreement on the point.

        Accordingly, the contracting out clause of our agreement shall be understood to apply to the assignment or transfer of bargaining work to other company locations outside the bargaining unit.

                                        Sincerely,

                                        GENEVA STEEL COMPANY



                                        By:   /s/ Carl E. Ramnitz
                                            ------------------------------------
                                             Carl E. Ramnitz
                                             Vice President
                                             Human Resources

Mr. Dallas Alexander
Subdistrict 5
United Steelworkers of America
5300 South 360 West, Suite 350
Murray, Utah 84123

        Re:    Letter Agreement on Work, i.e., "As Is, Where Is"

Dear Mr. Alexander:

        This will confirm our understanding that an "As Is, Where Is," sale of assets is a legitimate commercial transaction that is a business decision not designed to deprive Bargaining Unit employees of work assignments.

        If such sale of assets involves the use of a vendor or contractor to perform a service (i.e. scrap preparation) and such assets are returned for the Company's use or sale as part of the transaction, such transaction shall be considered as contracting out and subject to the provisions of Article 1,
Section 3 of this Agreement. "As Is, Where Is" shall be deemed to include only assets sold in-place at the Company and shall exclude natural resources.

                                        Sincerely,

                                        GENEVA STEEL COMPANY


                                        By: /s/ Carl E. Ramnitz
                                           ---------------------------------
                                           Carl E. Ramnitz
                                           Vice President
                                           Human Resources

ACKNOWLEDGED AND AGREED TO
this ____ day of ___________, 1998.


UNITED STEELWORKERS OF AMERICA

By: /s/ Dallas Alexander
    --------------------------------
        Dallas Alexander